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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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iSTAR FINANCIAL INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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iSTAR FINANCIAL INC.
1114 Avenue of the Americas
27th Floor
New York, New York 10036

April 19, 2004

Dear Shareholder:

        We cordially invite you to attend our 2004 annual meeting of shareholders. We will hold the meeting at the Sofitel Hotel, 45 West 44th Street, New York, New York on May 25, 2004 at 9:00 a.m. local time.

        At the annual meeting, we will ask our shareholders to:

  (1)
  elect eight directors to the Board of Directors;

  (2)
  consider and vote upon a proposal to authorize the issuance of common stock equivalents to non-employee directors as part of their annual directors' compensation under a Non-Employee Directors' Deferral Program; provided, however, that in no event will the directors' common stock equivalents, together with all other equity awards issued under our existing Long-Term Incentive Plan, exceed the total number of shares available for award from time to time under the Long-Term Incentive Plan;

  (3)
  consider and vote upon a proposal to extend the iStar Financial High Performance Unit Program by approving a 2007 HPU Plan and a 2008 HPU Plan; and

  (4)
  consider and vote upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent public accountants for the year ending December 31, 2004.

        The attached Proxy Statement contains details of the proposals to be voted on at the annual meeting and other important matters. We encourage you to read the Proxy Statement carefully.

        YOUR BOARD OF DIRECTORS HAS CONCLUDED THAT THE ELECTION OF THE EIGHT NOMINEES AS DIRECTORS, THE APPROVAL OF THE ISSUANCE OF COMMON STOCK EQUIVALENTS TO NON-EMPLOYEE DIRECTORS AS PART OF THEIR ANNUAL DIRECTORS' COMPENSATION UNDER A NON-EMPLOYEE DIRECTORS' DEFERRAL PROGRAM, THE APPROVAL OF THE EXTENSION OF THE iSTAR FINANCIAL INC. HIGH PERFORMANCE UNIT PROGRAM AND THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT PUBLIC ACCOUNTANTS ARE IN iSTAR FINANCIAL'S BEST INTERESTS AND THE BEST INTERESTS OF OUR SHAREHOLDERS. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THESE PROPOSALS.

        We cordially invite all shareholders to attend the annual meeting in person. Any shareholder attending the annual meeting may vote in person even if he or she previously returned a proxy.

Sincerely,
Jay Sugarman Chairman of the Board and Chief Executive Officer

iSTAR FINANCIAL INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

        NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of iStar Financial Inc., a Maryland corporation, will be held at the Sofitel Hotel, 45 West 44th Street, New York, New York on May 25, 2004 at 9:00 a.m. local time, for the following purposes as further described in the accompanying proxy statement:

        1.    To elect to the Board of Directors eight members to hold office until the annual meeting of shareholders held in 2005. The nominees to the Board are the following: Jay Sugarman, Willis Andersen, Jr., Robert W. Holman, Jr., Robin Josephs, Matthew J. Lustig, John G. McDonald, George R. Puskar and Jeffrey A. Weber.

        2.    To consider and vote upon a proposal to authorize the issuance of common stock equivalents to non-employee directors as part of their annual directors' compensation under a Non-Employee Directors' Deferral Program; provided, however, that in no event will the directors' common stock equivalents, together with all other equity awards issued under our existing Long-Term Incentive Plan, exceed the total number of shares available for award from time to time under the Long-Term Incentive Plan.

        3.    To consider and vote upon a proposal to extend the iStar Financial High Performance Unit Program by approving a 2007 HPU Plan and a 2008 HPU Plan.

        4.    To consider and vote upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent accountants for the fiscal year ending December 31, 2004.

        5.    To transact such other business as may properly come before the annual meeting or any postponement or adjournment of the meeting.

        The Board has fixed April 1, 2004 as the record date for the determination of shareholders entitled to receive notice of and to vote at the annual meeting or any postponement or adjournment of the meeting. Holders of record of our common stock, High Performance common stock and 8.00% Series D Cumulative Redeemable Preferred Stock at the close of business on that day will be entitled to vote at the annual meeting.

By Order of the Board of Directors
Geoffrey M. Dugan Secretary New York, New York April , 2004

        WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE PREPAID ENVELOPE ENCLOSED FOR THAT PURPOSE.

iSTAR FINANCIAL INC.
1114 Avenue of the Americas
27th Floor
New York, New York 10036

PROXY STATEMENT

Annual Meeting Of Shareholders
To Be Held May 25, 2004

        We are sending this proxy statement to holders of our common stock and holders of our Series D preferred stock on or about April 19, 2004 in connection with the solicitation by our Board of Directors of proxies to be voted at our 2004 Annual Meeting of Shareholders or at any postponement or adjournment of the meeting. Our common stock includes both our regular common stock and our High Performance common stock.

        This proxy statement is accompanied by a copy of our Annual Report to Shareholders for the year ended December 31, 2003.

About the Meeting

  Who is entitled to vote at the meeting?

        Only holders of record of our common stock and our Series D preferred stock at the close of business on April 1, 2004 are entitled to receive notice of and to vote at the annual meeting or at any postponement or adjournment of the meeting. On the record date, there were 111,911,081 issued and outstanding shares of common stock and 4,000,000 issued and outstanding shares of Series D preferred stock.

  What constitutes a quorum?

        The presence, either in person or by proxy, of the holders of a majority of the voting power of the outstanding common stock and Series D preferred stock, considered as a single class, on the record date is necessary to constitute a quorum at the annual meeting.

        What are the voting rights of shareholders and what vote is needed to approve each proposal?

        Each shareholder is entitled to one vote for each share of regular common stock registered in the shareholder's name on the record date and 0.25 votes for each share of High Performance common stock and Series D preferred stock registered in the shareholder's name on the record date. A plurality vote of the voting power of the outstanding common stock and Series D preferred stock, all voting as one class, is required for the election of directors. An affirmative vote of a majority of the votes cast at the meeting by holders of our common stock and Series D preferred stock, all voting as one class, is required for the approval and ratification of each other matter.

  How is my vote counted?

        If you properly execute a proxy in the accompanying form, and if we receive it prior to voting at the annual meeting, the shares that the proxy represents will be voted in the manner specified on the proxy. If no specification is made, the common stock or preferred stock will be voted FOR the proposals and as recommended by the Board with regard to all other matters in its discretion.

        Votes cast by proxy or in person at the annual meeting will be tabulated by the election inspectors appointed for the meeting, who will determine whether or not a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

  Can I change my vote after I submit my proxy card?

        If you cast a vote by proxy, you may revoke it at any time before it is voted by giving written notice to our Secretary expressly revoking the proxy, by signing and forwarding to us a proxy dated later, or by attending the annual meeting and personally voting the common stock or preferred stock owned of record by you.

  Who pays the costs of soliciting proxies?

        We will pay the costs of soliciting proxies from our shareholders. In addition to solicitation by mail, certain of our directors, officers and regular employees may solicit the return of proxies by telephone, facsimile, personal interview or otherwise without being paid additional compensation. We will also reimburse brokerage firms and other persons representing the beneficial owners of our shares for their reasonable expenses in forwarding proxy solicitation material to the beneficial owners in accordance with the proxy solicitation rules and regulations of the Securities and Exchange Commission and the New York Stock Exchange. Georgeson Shareholder Communications has been engaged to solicit proxies on our behalf for a fee of $8,000 plus expenses.

PROPOSAL 1:

ELECTION OF DIRECTORS

        In accordance with the provisions of our charter, each member of our Board is elected annually.

        All of the nominees for director are presently directors. If a nominee becomes unavailable to serve as a director for any reason, the shares represented by any proxy will be voted for the person, if any, who may be designated by the Board to replace that nominee. At this time, the Board has no reason to believe that any nominee will be unavailable to serve as a director if elected.

        All of the nominees for director, other than Mr. Sugarman, are independent within the standards prescribed by the New York Stock Exchange.

        The following table sets forth the name, age and the position(s) with us (if any) currently held by each person nominated as a director:

Name	Age	Title
Jay Sugarman(1)	41	Chairman and Chief Executive Officer
Willis Andersen, Jr.(2)	72	Director
Robert W. Holman, Jr.(4)	60	Director
Robin Josephs(2)(3)	44	Director
Matthew J. Lustig(2)(3)	43	Director
John G. McDonald(3)(4)	66	Director
George R. Puskar(1)(4)	60	Director
Jeffrey A. Weber(1)	39	Director

(1)
Member of Investment Committee.

(2)
Member of Audit Committee.

(3)
Member of Compensation Committee.

(4)
Member of Nominating and Governance Committee.

        Jay Sugarman is Chairman of the Board and Chief Executive Officer of iStar Financial. Mr. Sugarman has served as a director of iStar Financial (and our predecessor) since 1996 and Chief Executive Officer since 1997. During that time, Mr. Sugarman has built iStar Financial into one of the leading providers of custom-tailored financial solutions to high-end private and corporate owners of real estate in the United States, growing its market capitalization from under $50 million to over $9 billion. Previously, Mr. Sugarman founded and was co-general partner of Starwood Mezzanine Investors, L.P., a private investment partnership specializing in structured real estate finance. Prior to forming Starwood Mezzanine, Mr. Sugarman managed diversified investment funds on behalf of the Burden family, a branch of the Vanderbilts, and the Ziff family. While in that position, he was jointly responsible for the formation of Starwood Capital Group L.P., a leading private real estate investment firm, and the formation of HBK Investments, one of the nation's largest multi-strategy trading operations. Mr. Sugarman received his undergraduate degree summa cum laude from Princeton University, where he was nominated for valedictorian and received the Paul Volcker Award in Economics, and his M.B.A. with highest distinction from Harvard Business School, graduating as a Baker Scholar and recipient of the school's academic prizes for both finance and marketing. Mr. Sugarman is a director of WCI Communities, Inc., a residential developer in South Florida.

        Willis Andersen, Jr. has served as one of our directors since November 1999. Previously, Mr. Andersen served as a director of TriNet Corporate Realty Trust, Inc. (a company that we acquired in 1999) since June 1993. Mr. Andersen is chairman of our Audit Committee. He is a real estate and REIT industry consultant with over 35 years of experience as an advisor, financial consultant and principal in the real estate industry. Mr. Andersen currently specializes in advisory work for publicly-traded real estate companies. Mr. Andersen's real estate career has involved work with Allied Properties Inc. of San Francisco; Bankoh Advisory Corp. of Honolulu; RAMPAC and ICM Property Investors, Inc., which were formerly NYSE-listed REITs, and Bedford Properties, Inc., a commercial property investment and development firm. He is an active member of the National Association of Real Estate Investment Trusts, and is a former governor and past president (1980-81) of this organization. He received his B.A. from the University of California at Berkeley.

        Robert W. Holman, Jr. has served as one of our directors since November 1999. Mr. Holman was the co-founder of TriNet and served as its chief executive officer, co-chairman and chairman of the board. He was chief executive officer and chairman of TriNet's predecessor, Holman/Shidler Corporate Capital, Inc., for ten years. Mr. Holman co-founded and was a senior executive and director of Watkins Pacific Corporation, a multi-national conglomerate. Additionally, Mr. Holman has served as a senior executive, director, owner or board advisor for numerous companies in the United States, Great Britain, Australia and Mexico in the finance, real estate, internet commerce, construction, building materials and travel industries. Currently, he is a director of Amerivest Properties, Inc. He holds a B.A. degree in international economics from the University of California at Berkeley, an M.A. degree with honors from Lancaster University in England, where he was a British Council Fellow, and did post-graduate work at Harvard University where he was awarded a Loeb Fellowship.

        Robin Josephs has served as one of our (and our predecessor's) directors since March 1998. Ms. Josephs is chairperson of our Compensation Committee. Ms. Josephs is the managing director of Ropasada, LLC, a private investment fund. Ms. Josephs was employed by Goldman Sachs from 1986 to 1996 in various capacities. Prior to working at Goldman, Ms. Josephs served as an analyst for Booz Allen & Hamilton Inc. in New York from 1982 to 1984. She currently serves as a director of Plum Creek Timber Co., Inc. Ms. Josephs received a B.S. degree in economics from the Wharton School and a M.B.A. from Columbia University.

        Matthew J. Lustig has served as one of our directors since February 2002. Mr. Lustig is a managing principal of Lazard Frères Real Estate Investors L.L.C. ("LFREI") and a managing director of Lazard Frères & Co. LLC, responsible for its real estate investment, banking and strategic advisory services. Prior to joining Lazard Frères in 1989, Mr. Lustig worked for Drexel Burnham Lambert Inc. and Chase Manhattan Bank. Mr. Lustig received a B.S.F.S. degree from the School of Foreign Service at Georgetown University.

        John G. McDonald has served as one of our directors since November 1999. Previously, Professor McDonald served as a director of TriNet since June 1993. Professor McDonald is chairman of our Nominating and Governance Committee. He is the IBJ Professor of Finance in the Graduate School of Business at Stanford University, where he has taught since 1968. Professor McDonald has taught M.B.A. courses and executive programs in subject areas including investment management, private equity, venture capital and corporate finance. He currently serves as a director of Scholastic Corporation, Varian, Inc., Plum Creek Timber Co., Inc., Capstone Turbine Corp. and eight investment companies managed by Capital Research & Management Company.

        George R. Puskar has served as one of our directors since November 1999. Previously, Mr. Puskar served as a director of TriNet since January 1998. Mr. Puskar is chairman of our Investment Committee. From June 1997 until June 2000, Mr. Puskar served as chairman of the board of Lend Lease Real Estate Investments (formerly known as ERE Yarmouth), the U.S. real estate unit of Lend Lease Corporation, an international financial services and real estate company based in Sydney, Australia. From 1988 until June 1997, Mr. Puskar was chairman and chief executive officer of Equitable Real Estate Investment Management, Inc., where he was responsible for directing the business operations of a full service commercial real estate investment management company with approximately $30 billion in assets under management. Prior to its acquisition by Lend Lease Corporation in June 1997, Equitable Real Estate Investment Management, Inc. operated as a subsidiary of The Equitable Life Assurance Society of the United States. Mr. Puskar is a member of the Counselors of Real Estate. Mr. Puskar currently serves as the chairman of Solutions Manufacturing, Inc., a manufacturer of electronic components based in Rockledge, Florida, is active as the vice chairman of World Team Sports, an organization that specializes in unique athletic events with teams built around disabled athletes and is on the board of New Plan Excel Realty Trust, Inc. Mr. Puskar has previously served as a member of the board of directors of Carr Real Estate Investment Trust, a NYSE-listed REIT, from 1993 to 1997, and on an advisory board at Georgia State University. Mr. Puskar has also served on the boards of the Urban Land Institute, the International Council of Shopping Centers, the National Council of Real Estate Fiduciaries and the National Realty Committee, and as chairman of a campaign to endow a real estate chair at Clark Atlanta University/Morehouse College. Mr. Puskar received a B.A. degree from Duquesne University.

        Jeffrey A. Weber is the president and chief executive officer of William A.M. Burden & Co., L.P., a private investment partnership which manages certain assets of the Burden family. He is also the investment advisor to the Florence V. Burden Foundation and a director of the Burden Center for the Aging, Inc. Mr. Weber also serves as the chairman and co-portfolio manager of The 1794 Commodore Funds. In addition, Mr. Weber is a director of Datamax International Corporation, Logicworks and SemiTest, Inc. He is an advisory board member of Fifth Avenue Alternative Investments LLC, a series of hedge fund fund-of-funds managed by Bessemer Trust Company. He is also an advisory committee member of American Securities Partners III, L.P., Bear Stearns Merchant Banking Partners II, L.P., and Signal Equity Partners II, L.P., and chairs the advisory board of ZM Africa Investment Fund, L.P., an OPIC-sponsored southern African private equity firm. Prior to his current position, Mr. Weber worked at Chemical Venture Partners, the venture capital and leverage buyout arm of Chemical Bank, and in the corporate finance department of Drexel Burnham Lambert Incorporated. Mr. Weber holds a B.A. degree from Williams College and an M.B.A. from Harvard Business School.

Recommendation Regarding the Election of Directors

        The Board recommends that you vote FOR the eight named nominees to be elected as our directors.

PROPOSAL 2:

APPROVAL OF AUTHORIZATION TO ISSUE COMMON STOCK EQUIVALENTS TO OUR NON-EMPLOYEE DIRECTORS AS PART OF THEIR DIRECTORS' COMPENSATION UNDER A NON-EMPLOYEE DIRECTORS' DEFERRAL PLAN

        The following is a summary of the material provisions of the iStar Financial Inc. Non-Employee Directors' Deferral Plan. This summary is qualified in its entirety by reference to the full text of the Plan, as amended from time to time, and attached hereto as Annex A.

In General

        The purpose of the Plan is to align more strongly the interests of our non-employee directors with those of our shareholders, and generally to increase the effectiveness of our non-employee director compensation structure. We propose to achieve this purpose by providing our non-employee directors with annual grants of 2,500 Common Stock Equivalents. A "Common Stock Equivalent" is a right to receive one share of our common stock or, if provided by the Board, a cash amount equal to the fair market value (as determined under the Plan) of one share of our common stock. Except as otherwise provided by the Board, each of our non-employee directors (each, a "participant") is eligible to participate in the Plan.

        The Common Stock Equivalents are a new type of equity award for our non-employee directors; however, they will not increase the amount of awards available under our existing Long-Term Incentive Plan. Prior to our 2003 annual meeting, we awarded our directors an annual grant of stock options or restricted shares under our Long-Term Incentive Plan. Beginning with our 2003 annual meeting, subject to the approval of our shareholders at our 2004 annual meeting, we would like to provide our directors with the opportunity to receive their annual equity grant in a manner that will provide them with tax deferral. We are not increasing the amount of equity awards currently available for non-employee directors under our existing Long-Term Incentive Plan or otherwise; rather, we are simply seeking to introduce a new type of equity award—Common Stock Equivalents. If our shareholders do not approve the authorization of Common Stock Equivalents, we expect to issue stock options or restricted stock awards to our Board under our Long-Term Incentive Plan as we have in prior years.

        The Plan is administered by the Board and awards of Common Stock Equivalents may be made pursuant to the Plan until June 3, 2006. The Board has the authority to interpret and otherwise make decisions under the Plan, and any interpretation of any provision of the Plan or other decision under the Plan made by the Board will be final, binding and conclusive. The Board may delegate any or all of its powers under the Plan to a committee of the Board.

        The Board retained the services of an independent compensation consultant to advise the Board on the terms of the Plan.

Certain Provisions Applicable to Annual Awards

Grants of Common Stock Equivalents

        Effective as of each annual meeting of shareholders of the Company at which directors are elected, each participant will receive an award of 2,500 Common Stock Equivalents. This grant is effective beginning with the 2003 annual meeting; provided, however, that the 2003 grant was made subject to the approval of our shareholders at the 2004 annual meeting.

Vesting and Forfeiture

        Unless otherwise provided by the Board in the applicable agreement governing a participant's Common Stock Equivalents, annual awards of Common Stock Equivalents will vest on the date of the next following annual meeting after the date of grant, except that Common Stock Equivalents awarded in connection with the 2003 annual meeting will vest 18 months after the date of the 2003 annual meeting.

        Annual grants of Common Stock Equivalents will be subject to the following vesting conditions:

  (i)
  If a participant does not stand for re-election at an annual meeting at our request (other than a request made following a breach by the participant of our Code of Conduct or Corporate Governance Principles), the vesting of all Common Stock Equivalents held by the participant will be accelerated to the date of the annual meeting at which the participant does not stand for reelection.

  (ii)
  If a participant resigns of his or her own accord or otherwise ceases to serve as a non-employee director before the end of a vesting period, then the participant will retain Common Stock Equivalents that have vested through the date of resignation and will forfeit all other Common Stock Equivalents that have not then vested.

  (iii)
  If we determine that a participant has breached our Code of Conduct or Corporate Governance Principles, the participant will forfeit all Common Stock Equivalents that have not then vested.

  (iv)
  The vesting of Common Stock Equivalents will be accelerated if a participant ceases to serve as a non-employee director by reason of death or disability or upon a change of control (as defined in the Plan).

Dividend Equivalent Rights

        Except as may otherwise be provided by the Board, participants will receive a dividend equivalent right in respect of any Common Stock Equivalents awarded under the Plan, which consists of the right to receive a cash payment in an amount equal to the dividend distributions paid on a share of our common stock from time to time. Dividend equivalents will be paid currently. Instead of payment of dividend equivalent rights in cash as contemplated above, except as otherwise provided by the Board, a participant may elect to have additional Common Stock Equivalents credited in respect of a dividend equivalent payment, in accordance with the Plan.

Settlement

Distributions in Stock or Cash

        Unless otherwise elected by the participant, vested Common Stock Equivalents will be settled by the transfer of our common stock to the participant. A participant may alternatively elect to receive some or all of a distribution of his or her Common Stock Equivalents in cash, based upon the fair market value of our common stock on the date of the distribution. Any distribution election made by a participant is subject to change by the Board, and the Board may require, in its discretion, that, notwithstanding a participant's election, a distribution be in the form of common stock, cash or a combination of both.

Time of Distribution

        Distributions will be made to participants upon the "regular distribution date." The regular distribution date with respect to a participant is the earlier of: (1) the January 1 coincident with or next following the earlier of: (i) the participant's ceasing to be a non-employee director; and (ii) the Participant's death; and (2) a change of control (as defined in the Plan). A participant, under certain limited circumstances, is permitted to elect to receive distributions at times other than the regular distribution date.

Amendment and Termination

        The Board may amend or terminate the plan as it shall deem advisable, except that no amendment may adversely affect a participant with respect to amounts previously credited to him or her unless such amendments are required in order to comply with applicable laws.

Certain Tax Effects of Plan Participation

        The following is a brief description of the principal U.S. federal income tax consequences under current law of participation in the Plan by a U.S. person.

        The Common Stock Equivalents have been designed with the intention that there generally will be no income tax consequences as a result of the crediting of a Common Stock Equivalent to an account until payment is made with respect to a Common Stock Equivalent. Generally, when payment is made, the participant will recognize ordinary income equal to the fair market value of our common stock, and cash (if applicable), received upon payment.

        There generally will be no tax consequences as a result of the award of a dividend equivalent right until payment is made with respect to such dividend equivalent right. Generally, when payment is made, the holder will recognize ordinary income equal to the payment received in respect of the dividend equivalent right.

        The table below illustrates the annual benefits that will be received by or allocated to each of the following non-employee director participants under the proposed Plan. The table is for illustrative purposes only. The dollar value of the Common Stock Equivalents depends upon the fair market value of our common stock when the Common Stock Equivalents are distributed to the participants.

Name	Annual Common Stock Equivalents
Willis Andersen, Jr.	2,500
Robert W. Holman, Jr.	2,500
Robin Josephs	2,500
Matthew J. Lustig	2,500
John G. McDonald	2,500
George R. Puskar	2,500
Jeffrey A. Weber	2,500

(1)
The vesting and forfeiture terms of these Common Stock Equivalents are described above in "—Vesting and Forfeiture."

Recommendation regarding the issuance of common stock equivalents to the directors as part of their annual directors' compensation.

        The Board recommends that you vote FOR the authorization to issue Common Stock Equivalents to the non-employee directors under the Plan as part of their annual directors' compensation.

PROPOSAL 3:

APPROVAL AND ADOPTION OF AN EXTENSION OF THE iSTAR FINANCIAL INC.
HIGH PERFORMANCE UNIT PROGRAM

        In 2002, our shareholders approved the iStar Financial High Performance Unit ("HPU") Program for employees other than our Chief Executive Officer. We have issued almost all of the High Performance Common Stock that was initially approved. Accordingly, we are seeking your approval to extend the program and authorize additional shares of High Performance Common Stock to accommodate two new High Performance Unit plans. The two new plans, the 2007 HPU Plan and the 2008 HPU Plan, will be substantially similar to the existing plans for employees and directors approved by our shareholders at our 2002 and 2003 annual meeting.

        Equity-linked compensation is a key component of our overall compensation program. Prior to 2002, we used stock options and restricted stock awards issued under our Long-Term Incentive Plan (the "LTIP"). However, the remaining number of shares available under the LTIP was extremely limited and remains limited. We believe that stock options do not optimally align the interests of employees with the long-term interests of shareholders because they could increase in value even during periods of relative underperformance by iStar Financial Inc. In addition, stock options do not adequately reflect the substantial dividend-paying nature of our shares. In order to better align shareholder and employee interests and to ensure our ability to attract and retain qualified personnel, we created the iStar Financial High Performance Unit Program in 2002. The program is a performance-based compensation plan that only has material value to the participants if we create superior returns for our shareholders.

        In order to implement the plan, we created a new class of equity known as "High Performance Common Stock." A total of 25,000 shares of High Performance Common Stock were originally authorized for issuance under the program, of which 23,388 shares have been issued and are outstanding. We are seeking approval to issue an additional 10,000 shares. As with the existing plans, eligible employees will be offered the opportunity to purchase the High Performance Common Stock through a limited liability company (the "LLC"). The purchase price will be approved by the Board based upon, among other things, an independent valuation completed by a major securities firm, as reviewed by our outside auditors. The employees will purchase an interest in the LLC and the LLC will use the funds to purchase the High Performance Common Stock from us. Provided that we exceed certain performance levels relative to an absolute return threshold and the return of a weighted industry index, the High Performance Common Stock will pay quarterly cash distributions in the nature of common stock dividends. If performance does not exceed those levels, then the employees' investment will be worth virtually nothing.

        Total shareholder return for the valuation period under the 2002 plan was 21.94%, representing approximately $538 million of equity value created, compared to a negative 5.83% return for the weighted industry index consisting of equal weightings of the Russell 1000 Financial Index and the Morgan Stanley REIT Index. Total shareholder return for the valuation period under the 2003 plan was 78.29%, representing approximately $1.9 billion of equity value created, compared to a 24.66% return for the weighted industry index.

        The 10,000 additional shares will be allocated to two new employee plans. Each plan will have 5,000 shares of High Performance Common Stock associated with it. This 2007 HPU Plan will have a valuation date of December 31, 2007 and the 2008 HPU Plan will have a valuation date of December 31, 2008. The valuation dates remain subject to acceleration if there is a change of control of the Company. The significance of a valuation date is described below.

        An investment in High Performance Common Stock through an LLC will have the following characteristics:

  •
  Initial Purchase Price. Employees who are offered the opportunity to invest in High Performance Common Stock will pay a purchase price equal to the fair market valuations approved by the Compensation Committee of our Board based upon, among other things, an independent valuation from a major securities firm. Participants in the 2007 and 2008 Plans will subscribe for units in those plans at the commencement of each program in January 2005 and January 2006, respectively, and will be obligated to deliver the purchase price for 2007 HPU Plan units and 2008 HPU Plan units to the Company on these respective commencement dates. We will not loan money to employees to enable them to pay the purchase price. The employees will be personally at risk for the entire purchase price.

  •
  Value. Prior to the valuation date for each plan, the High Performance Common Stock will have little intrinsic value. Each share of High Performance Common Stock will carry 0.25 votes and pay dividends equal to 0.01 times the dividend paid on a share of our common stock, if and when dividends are declared on our common stock. No employee will be permitted to exchange his or her interest in the LLC for shares of the High Performance Common Stock prior to the applicable valuation date.

  •
  Threshold Performance Levels. The High Performance Common Stock will continue to have only the nominal value described above unless, on the applicable valuation date, the three-year total rate of return (dividends paid plus share price appreciation) on a share of our common stock exceeds the greater of: (1) 30.00%; and (2) a weighted industry index total rate of return consisting of equal weightings of the Russell 1000 Financial Index and the Morgan Stanley REIT Index for the three-year time period leading up to the particular plan valuation date. In determining share price appreciation for purposes of calculating the total rate of return of our common stock and of the benchmark indices, we will compare the value of our common stock or the indices, as applicable, on the first trading date of the relevant measurement period to the average closing values of our common stock or the indices, as applicable, for the last 20 trading days of the measurement period.

  •
  Excess Return. If the total rate of return on our common stock exceeds the threshold performance levels for a particular plan, then distributions will be paid on the shares of High Performance Common Stock related to that plan in the same amounts and at the same times as distributions are paid on a number of shares of our common stock equal to the following: 7.50% of our excess total rate of return (over the higher of the two threshold performance levels) multiplied by the weighted average market value of our common equity capitalization during the measurement period, all as divided by the average closing price of a share of our common stock for the 20 trading days immediately preceding the applicable valuation date. These distributions will be passed through to the employees who hold interests in the LLC.

  •
  Dilution. Regardless of how much our total rate of return exceeds the threshold performance levels, the dilutive impact to our shareholders resulting from distributions on High Performance Common Stock in each plan each plan is limited to 1.00% of the average monthly number of fully diluted shares of the Company's Common Stock outstanding during the valuation period.

  •
  Right to Exchange. No employee will have the right to hold directly the High Performance Common Stock prior to the applicable valuation date. Until that time, all High Performance Common Stock will be held in the LLC. From and after the applicable valuation date, an employee will have the right to exchange his or her interests in the LLC for his or her pro rata portion of the High Performance Common Stock.

  •
  Conversion; No Public Market. Even following a valuation date upon which the threshold performance levels are achieved, the High Performance Common Stock can never be converted into our common stock, and no organized market is expected to develop in the High

    Performance Common Stock. The shares will not be listed or traded on any exchange. Employees may transfer High Performance Common Stock to third parties, including family members, subject to applicable securities laws, so long as we play no role in the transfer.

  •
  Termination of Employment. If an employee leaves or is terminated for cause before the valuation date for a plan, the Company will have the right, but not the obligation, to repurchase the employee's entire interest in the plan at cost (by causing the LLC to repurchase the employee's interest in the LLC at cost, with the Company then repurchasing the equivalent number of shares of High Performance Common Stock from the LLC). Subject to the next sentence, if an employee is terminated without cause, the Company will have the right, but not the obligation, to repurchase the employee's LLC interests that will reach a valuation date within 12 months at fair market value and any other LLC interests held by the employee at cost. Each employee will be subject to customary non-competition, non-solicitation and confidentiality covenants during the term of their employment.

  •
  Change of Control. Upon a change of control of the Company that results in an exchange by our common shareholders of their shares for cash or shares in the acquiring company, shares of High Performance Common Stock will be exchanged for the same consideration as will be received in the transaction by holders of our common stock.

Questions Regarding the High Performance Unit Program

What is the potential effect of the program on future earnings per share?

        If the total return on our common stock exceeds BOTH of the threshold performance levels set for a plan, then the holders of interests in High Performance Common Stock would be entitled to a percentage of future distributions made by us. This would have a dilutive effect on the future earnings per share of our common stock, and on our equity ownership after the applicable valuation date if one assumes that the High Performance Common Stock program did not have an offsetting incentive effect that resulted in increased earnings. However, the maximum dilutive effect for each plan is limited to 1.00% of the number of shares of our common stock outstanding, on a fully diluted basis, on the relevant valuation date.

Who is eligible to participate in the program?

        The program has been offered to approximately 45 key senior employees; it is our intention to further expand participation in future plans. We may not allocate all of the plan units in the first instance; we will retain some plan units for future employees. We plan to issue up to 10,000 plan units in the aggregate. We do not yet know what the size of individual holdings will be, but based upon our experience with the prior plans, the size of individual plan unit holdings will likely range from approximately 40 to 625 units.

Why did the Board approve the Russell 1000 Financial Index and the Morgan Stanley REIT Index?

        The Board has approved an equal weighting of the Russell 1000 Financial Index and the Morgan Stanley REIT Index because it believes that these indices and their relative weighting most accurately capture the nature of our business as a financial services company focused on the real estate industry. These two indices are the financial services and real estate indices most widely reported and accepted among institutional investors. The Board may approve a different index if it determines that these indices are no longer an appropriate basis of comparison for our total rate of return, or if either index ceases to be reported.

How will the total rate of return be measured?

        When we determine the "total rate of return" for any security and for any period, we will measure the sum of the cumulative amount of dividends paid in respect of the security for the period (assuming reinvestment of all cash dividends), plus the appreciation in share price over the period, and divide that total by the security price at the beginning of the measurement period.

What are the potential advantages and disadvantages of the program to the Company and our shareholders?

Advantages to Shareholders:

  •
  The proposed program aligns the interest of management with those of shareholders by directly tying compensation to superior outperformance for our shareholders on both a relative and absolute basis.

  •
  The cost of the plan units to the Company is nominal unless total returns to shareholders exceed the threshold performance levels.

  •
  The sale of plan units to participants gives them a long-term financial stake in the Company with both upside AND downside potential, and the units will be illiquid (no trading market; not convertible into common stock) if they are earned.

  •
  The program includes strong disincentives for employees to leave the Company, in the form of a potential forfeiture to the Company of plan units at cost, should the participant be terminated for cause or voluntarily resign.

Disadvantages to Shareholders:

  •
  If the program is successful, there is a potential for dilution of earnings. To address this issue, dilution will be capped at 1.00% (of total shares outstanding) for each plan.

  •
  Although we do not believe that the sale of the new High Performance Common Stock will have an anti-takeover effect, the High Performance Common Stock could increase the potential cost of acquiring control of the Company and thereby discourage an attempt to take control of the Company. However, the Board is not aware of any attempt to take control of the Company and the Board has not approved the sale of the new High Performance Common Stock with the intention of discouraging any such attempt.

  •
  Existing tax and accounting authority does not specifically address the proposed program; therefore, it is possible that the characterization of the program for tax and accounting purposes could be different in the future.

*    *    *    *    *

        The tables below illustrate the value of each of two plans on the relevant valuation date under different circumstances. Each table demonstrates the value of the High Performance Common Stock at given prices for our common stock and the total return calculated at that price compared to the threshold performance levels. For purposes of this illustration, the "value" of each plan is calculated by multiplying: (1) 7.50% of the amount by which the total rate of return on our common stock exceeds the greater of (a) 30.00%, and (b) the return on our designated indices (50.00% of each of the Russell 1000 Financial Index and Morgan Stanley REIT Index), by (2) the weighted average market value of our common equity capitalization over the relevant measurement period. Except as otherwise indicated, it is assumed, for purposes of the illustration shown below that: (1) the valuation date is December 31, 2007 for the 2007 HPU Plan and December 31, 2008 for the 2008 HPU Plan, and (2) the Russell 1000 Financial Index and the Morgan Stanley REIT Index have cumulative total rates of return of 46.29% for the three years ending on the valuation date for each plan.

        The tables below are for illustrative purposes only and there can be no assurance that actual outcomes will be within the ranges used. Some of the factors that could affect the results set forth in the table are the total return of our common stock relative to the total return of the Russell 1000 Financial Index and the Morgan Stanley REIT Index, and the market value of our average outstanding common equity during the relevant measurement period. These factors may be affected by general economic conditions, capital market conditions, interest rates, real estate market conditions and our dividend policy.

2007 HPU Plan

5,000 Units High Performance Common Stock

Future Stock Price	iStar Financial Total Return(1)	Minimum Return	Benchmark Indices Total Return	Outperformance Return(2)	Average Market Capitalization(3) (thousands)	Total Shareholder Returns (thousands)	Outperformance Shareholder Value Added(4) (thousands)	Nominal Value of High Performance Units(5) (thousands)
$50.50	41.86%	30.00%	46.29%	0.00%	$5,662,666	$1,961,803	$0	$3
51.00	43.05%	30.00%	46.29%	0.00%	5,718,732	2,017,869	0	3
51.50	44.25%	30.00%	46.29%	0.00%	5,774,798	2,073,935	0	3
52.00	45.44%	30.00%	46.29%	0.00%	5,830,864	2,130,001	0	3
52.50	46.64%	30.00%	46.29%	0.35%	5,886,930	2,186,067	19,020	1,427
53.00	47.84%	30.00%	46.29%	1.55%	5,942,996	2,242,133	84,362	6,327
53.50	49.03%	30.00%	46.29%	2.74%	5,999,062	2,298,199	150,151	11,261
54.00	50.23%	30.00%	46.29%	3.94%	6,055,128	2,354,265	216,386	16,229

(1)
iStar Financial Total Return is calculated as follows: ((Stock Price + 2005, 2006 and 2007 Annual Dividends)—$41.80) / $41.80 where 2007 Annual Dividend equals $3.08.

(2)
Outperformance Return is the amount, if any, by which the total return of the iStar Financial common stock over the measurement period exceeds the Minimum Return or the Benchmark Indices Total Return, which consists of equal weightings of the Russell 1000 Financial Index and the Morgan Stanley REIT Index during the measurement period.

(3)
Assumes the market value of outstanding common equity (iStar Financial common stock) at December 31, 2007 throughout the measurement period.

(4)
"Outperformance Shareholder Value Added" is calculated by multiplying the Outperformance Return by the average market capitalization.

(5)
The "Value of High Performance Units" is calculated by multiplying the Outperformance Shareholder Value Added by 7.5%. If Outperformance Shareholder Return is $0, the Value of High Performance Units is calculated by multiplying the stock price by stock price by 50 Plan units. The initial investment of HPUs will continue to be treated as contributed equity on the balance sheet of the Company.

2008 HPU Plan

5,000 Units High Performance Common Stock

Future Stock Price	iStar Financial Total Return(1)	Minimum Return	Benchmark Indices Total Return	Outperformance Return(2)	Average Market Capitalization(3) (thousands)	Total Shareholder Returns (thousands)	Outperformance Shareholder Value Added(4) (thousands)	Nominal Value of High Performance Units(5)
$50.50	35.76%	30.00%	46.29%	0.00%	$5,662,666	$1,764,425	$0	$3
52.00	39.17%	30.00%	46.29%	0.00%	5,830,864	1,932,623	0	3
53.50	42.58%	30.00%	46.29%	0.00%	5,999,062	2,100,821	0	3
55.00	45.99%	30.00%	46.29%	0.00%	6,167,260	2,269,019	0	3
56.50	49.40%	30.00%	46.29%	3.11%	6,335,458	2,437,217	185,298	13,897
58.00	52.81%	30.00%	46.29%	6.52%	6,503,656	2,605,415	392,191	29,414
59.50	56.22%	30.00%	46.29%	9.93%	6,671,854	2,773,613	602,907	45,218
61.00	59.63%	30.00%	46.29%	13.34%	6,840,052	2,941,811	817,445	61,308

(1)
iStar Financial Total Return is calculated as follows: ((Stock Price + 2006, 2007 and 2008 Annual Dividends)—$44.00) / $44.00 where 2008 Annual Dividend equals $3.23.

(2)
Outperformance Return is the amount, if any, by which the total return of the iStar Financial common stock over the measurement period exceeds the Minimum Return or the Benchmark Indices Total Return, which consists of equal weightings of the Russell 1000 Financial Index and the Morgan Stanley REIT Index during the measurement period.

(3)
Assumes the market value of outstanding common equity (iStar Financial common stock) at December 31, 2008 throughout the measurement period.

(4)
"Outperformance Shareholder Value Added" is calculated by multiplying the Outperformance Return by the average market capitalization.

(5)
The "Value of High Performance Units" is calculated by multiplying the Outperformance Shareholder Value Added by 7.5%. If Outperformance Shareholder Return is $0, the Value of High Performance Units is calculated by multiplying the stock price by stock price by 50 Plan units. The initial investment of HPUs will continue to be treated as contributed equity on the balance sheet of the Company.

RECOMMENDATION REGARDING APPROVAL OF THE EXTENSION OF THE iSTAR FINANCIAL INC. HIGH PERFORMANCE UNIT PROGRAM BY THE CREATION OF THE 2007 HPU PLAN AND THE 2008 HPU PLAN.

        The Board recommends that you vote FOR approval of the extension of the HPU program.

PROPOSAL 4:

RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

        The Board has appointed PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2004, subject to ratification by our shareholders. We expect a representative of PricewaterhouseCoopers LLP to attend the annual meeting to make a statement, if he or she desires, and to respond to appropriate questions.

Recommendation Regarding Ratification of the Appointment of PricewaterhouseCoopers LLP

        The Board recommends that you vote FOR ratification of this appointment.

OTHER INFORMATION

Information Regarding the Board of Directors and Its Committees

How often did the Board meet during 2003?

        During the fiscal year ended December 31, 2003, the Board held 12 meetings. All directors attended at least 75% of all Board meetings and applicable committee meetings. In addition, all of the directors who were elected at the 2003 annual meeting were present in person at that annual meeting.

What Committees has the Board Established?

        The Board has standing Audit, Compensation, Nominating and Governance and Investment Committees.

The Audit Committee

        The Audit Committee is responsible for, among other things, retaining or dismissing our independent auditors, reviewing with the auditors the plan and scope of the audit and audit fees, monitoring the adequacy of reporting and internal controls and meeting periodically with management and our independent auditors.

        The Audit Committee is composed of Willis Andersen, Jr. (Chairman), Robin Josephs and Matthew J. Lustig, each of whom is independent as defined by the Audit Committee's charter and the New York Stock Exchange listing standards. Each of Mr. Andersen and Ms. Josephs qualifies as an "audit committee financial expert" as defined by the Securities and Exchange Commission. The Audit Committee operates under a written charter that was originally adopted in 2001 and was amended in 2003. A copy of the charter may be found on our website at www.istarfinancial.com. The Audit Committee met 12 times during 2003.

The Compensation Committee

        The Compensation Committee is composed of Robin Josephs (Chairperson), Matthew J. Lustig and John G. McDonald, each of whom is independent as defined by the Compensation Committee's charter and the New York Stock Exchange Listing Standards. The functions of the Compensation Committee are described under the Report of Compensation Committee contained elsewhere in this proxy statement. The Compensation Committee operates under a written charter that was originally adopted by the Board in 2001 and was amended in 2003. A copy of the charter may be found on our website at www.istarfinancial.com. The Compensation Committee met 13 times during 2003.

The Nominating and Governance Committee

        The Nominating and Governance Committee is responsible for, among other things, considering and recommending actions relating to corporate governance matters. In addition, the Committee considers and recommends to the Board individuals to serve as our directors and executive officers. In making such recommendations, the Nominating and Governance Committee consider such factors as it deems appropriate. These factors may include judgment, skill, diversity, experience with businesses and other organizations comparable to the Company, the interplay of the candidate's experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees. The Committee may solicit and consider suggestions of the directors or management regarding possible nominees, may consider nominees suggested by shareholders and generally shall guide the process of recruiting new directors. The Nominating and Governance Committee has and may continue to employ professional search firms or consultants (for which it pays a fee) to assist it in identifying potential members of the Board with the desired skills and disciplines. Nominations made by shareholders should be made in accordance with the procedures set forth in this proxy statement under "Corporate Governance Initiatives—Shareholder Nominations for Directors." Candidates proposed by shareholders will be considered using the same criteria and in the same manner as all other candidates are considered.

        John G. McDonald (Chairman), Robert W. Holman, Jr. and George R. Puskar currently serve on the Nominating and Governance Committee. They are all independent, as independence is defined by the applicable listing standards of the New York Stock Exchange. The Nominating and Governance Committee operates under a written charter that was originally adopted by the Board in 2000 and was amended in 2002. A copy of the charter may be found on our website at www.istarfinancial.com. The Nominating and Governance Committee met 4 times during 2003.

The Investment Committee

        The Board has delegated to the Investment Committee the authority to authorize our investment transactions of between $40 million and $75 million. George R. Puskar (Chairman), Jay Sugarman and Jeffrey Weber currently serve on the Investment Committee. The Investment Committee met 10 times during 2003.

Are there any special arrangements under which members of our Board serve as Directors?

        No arrangement or understanding exists between any director and any other person or persons pursuant to which any director was or is to be selected as a director or nominee.

Executive Officers and Other Officers

Who Are Our Key Officers?

        Information for Jay Sugarman is contained above under the heading "Proposal 1: Election of Directors." Information with regard to some of our other key officers is set forth below. All of our officers serve at the pleasure of the Board and are customarily appointed as officers at the annual organizational meeting of the Board held following each annual meeting of shareholders.

        Timothy J. O'Connor has served as Chief Operating Officer of iStar Financial (and its predecessor) since March 1998 and Executive Vice President since March 2000. Mr. O'Connor is responsible for developing and managing iStar Financial's risk management and due diligence operations, participating in the evaluation and approval of new investments and coordinating iStar Financial's information systems. Previously, Mr. O'Connor was a vice president of Morgan Stanley & Co. responsible for the performance of more than $2 billion of assets acquired by the Morgan Stanley Real Estate Funds. Prior to joining Morgan Stanley, Mr. O'Connor was a vice president of Greystone Realty Corporation involved in the firm's acquisition and asset management operations. Previously, Mr. O'Connor was employed by Exxon Co. USA in its real estate and engineering group. Mr. O'Connor is a former vice president of the New York City/Fairfield County chapter of the National Association of Industrial and Office Parks. Mr. O'Connor received a B.S. degree from the United States Military Academy at West Point and an M.B.A. from the Wharton School.

        Catherine D. Rice has served as Chief Financial Officer of iStar Financial since November 2002. Ms. Rice is responsible for managing all of iStar Financial's capital-raising initiatives, financial reporting and investor relations activities, as well as overseeing all other finance, treasury and accounting functions. Prior to joining iStar Financial, Ms. Rice served as managing director in both the financial sponsors group and the real estate investment banking group of Banc of America Securities. Prior to Banc of America Securities, Ms. Rice was a managing director at Lehman Brothers, where she was responsible for the firm's West Coast real estate investment banking effort. She spent the first ten years of her career at Merrill Lynch in its real estate investment banking group. Ms. Rice has over 16 years of experience in the public and private capital markets, and has been involved in over $15 billion of capital-raising and financial advisory transactions, including public and private debt and equity offerings, mortgage financings, merger and acquisition assignments, leveraged buyouts, asset dispositions, debt restructurings and rating advisory assignments. Ms. Rice received a B.A. degree from the University of Colorado and an M.B.A from Columbia University.

        Nina B. Matis has served as General Counsel of iStar Financial (and its predecessor) since 1996 and Executive Vice President since November 1999. Ms. Matis is responsible for legal, tax, structuring and regulatory aspects of iStar Financial's operations and investment and financing transactions. Ms. Matis is a partner, and a member of the executive committee, of the law firm of KMZ Rosenman, one of our principal outside law firms. From 1984 through 1987, Ms. Matis was an adjunct professor at Northwestern University School of Law where she taught real estate transactions. Ms. Matis is a director of New Plan Excel Realty Trust, Inc. and a member of the American College of Real Estate Lawyers, Ely Chapter of Lambda Alpha International, the Chicago Finance Exchange, the Urban Land Institute, REFF, the Chicago Real Estate Executive Women, The Chicago Network and The Economic Club of Chicago, and she is listed in both The Best Lawyers of America and Sterling's Who's Who. Ms. Matis received a B.A. degree, with honors, from Smith College and a J.D. degree from New York University School of Law.

        Roger M. Cozzi has served as an Executive Vice President of iStar Financial since January 2002 and is co-head of our internal Investment Committee. Prior to that, he served as Senior Vice President in our Investments group. Since joining iStar Financial (and its predecessor) in 1995, Mr. Cozzi has been responsible for the origination of structured financing transactions and has successfully closed over $1 billion of first mortgage, mezzanine and corporate finance investments. From 1995 to 1998, Mr. Cozzi was an investment officer at Starwood Mezzanine Investors, L.P. and Starwood Opportunity Fund IV, two private investment funds that specialized in structured real estate finance and opportunistic equity investments. Prior to joining Starwood, Mr. Cozzi spent three years at Goldman, Sachs & Co. While at Goldman Sachs, he spent two years in the real estate department, where he focused on securitizing and selling investment grade and non-investment grade securities backed by pools of commercial mortgages, evaluating performing commercial mortgage loans for potential principal investment by the Whitehall funds and consulting large corporate tenants on lease alternatives. After two years in real estate, Mr. Cozzi transferred into the investment management industry group, where he worked on several merger transactions, created a conduit to lend directly to mutual funds, and helped create a vehicle to securitize 12b-1 financing fees. Mr. Cozzi graduated magna cum laude from the Wharton School with a B.S. degree in Economics (with concentrations in Finance and Entrepreneurial Management).

        Jeffrey R. Digel has served as an Executive Vice President of iStar Financial since March 2000 and is co-head of our internal Investment Committee. Prior to that, he was Senior Vice President in our Investments group since May 1998. Mr. Digel is responsible for the origination of new structured financing transactions, focusing on iStar Financial's financial institution and loan correspondent relationships. Previously, Mr. Digel was a vice president-mortgage finance at Aetna Life Insurance Company responsible for commercial mortgage securitizations, management of Aetna's mortgage correspondent network, management of a $750 million real estate equity portfolio for Aetna's pension clients and origination of new equity investments. Prior to joining Aetna, Mr. Digel was a member of Hart Advisors, responsible for the development and supervision of the portfolio, asset management and client communications functions for Hart's real estate pension advisory business. In addition, Mr. Digel is a member of the Mortgage Bankers Association and the International Council of Shopping Centers. Mr. Digel received a B.A. degree from Middlebury College and an M.M. from Northwestern University.

REPORT OF THE AUDIT COMMITTEE

        In connection with our financial statements for the fiscal year ended December 31, 2003 the Audit Committee has reviewed and discussed our audited financial statements with management and our independent auditors. We have discussed with the independent public accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. We have received and reviewed the written disclosures and the letter from the independent public accountants required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, and have discussed with the independent public accountants their independence.

        Based on the reviews and discussions referred to above, the Audit Committee did not become aware of any material misstatements or omissions in the financial statements referred to above and we recommended to the Board that the financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

Submitted by the Audit Committee:

  Willis Andersen, Jr. (Chairman)
  Robin Josephs
  Matthew J. Lustig

        The above report will not be deemed to be incorporated by reference into any filing by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate the same by reference.

CORPORATE GOVERNANCE MATTERS

Corporate Governance Guidelines

        Our Board has approved a set of guidelines that provide the framework for the governance of iStar Financial. The Board recognizes that there is on-going and energetic debate about corporate governance standards and that best practices and legal requirements will evolve over time. The Board will review these guidelines and other aspects of governance periodically, as necessary. Our corporate governance guidelines may be found on our website at www.istarfinancial.com.

Committee Charters

        Our Audit, Compensation and Nominating and Governance Committee charters meet the enhanced standards that have been established by the New York Stock Exchange. Copies of these charters are available on our website at www.istarfinancial.com.

Code of Conduct

        The Code of Conduct documents the principles of conduct and ethics to be followed by our directors, officers and employees. The purpose of the Code is to promote honest and ethical conduct, compliance with applicable governmental rules and regulations, full, fair, accurate, timely and understandable disclosure in periodic reports, prompt internal reporting of violations of the Code, and a culture of honesty and accountability. A copy of the Code has been provided to, and signed by, each of our directors, officers and employees. Among its many features, the Code describes how employees can report any matter that may be of concern to them to a member of our Compliance Committee on an anonymous basis. We have also established an independent hotline service that may be used by employees who wish to report any concerns or suspected violations of our standards of conduct, policies or laws and regulations. A copy of our Code of Conduct may be found on our website at www.istarfinancial.com, and has been included as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2003.

Audit Committee Financial Expert

        The Board has determined that each of Willis Andersen, Jr. (Chairman) and Robin Josephs, members of our Audit Committee, meets the criteria of an audit committee financial expert, as adopted by the SEC. Mr. Andersen and Ms. Josephs have agreed to serve as the Company's Audit Committee financial experts.

Disclosure Committee

        We maintain a Disclosure Committee consisting of members of our executive management and senior staff. The Disclosure Committee meets at least quarterly. The purpose of the Committee is to bring together representatives from our core business lines and employees involved in the preparation of our financial statements so that the group can discuss any issues or matters of which the members are aware that should be considered for disclosure in our public SEC filings. The Disclosure Committee reports to our Chief Executive Officer and, as appropriate, to our Audit Committee. The Disclosure Committee has adopted a written charter to memorialize the Committee's purpose and procedures. A copy of the charter may be found on our website at www.istarfinancial.com.

Communications with Shareholders

        The Company provides the opportunity for shareholders to communicate with the members of the Board. The means for communicating with members of our Board may be found on our website at www.istarfinancial.com.

Shareholder Nominations for the Board

        Shareholder nominations for election to the Board should be sent to the attention of the Assistant General Counsel and Secretary of the Company at the address appearing on the notice accompanying this proxy statement, describing the candidate's qualifications and accompanied by the candidate's written statement of willingness and affirmative desire to serve representing the interest of all shareholders. Shareholders may also make nominations directly by following the procedure specified in the Company's Bylaws.

        Candidates proposed by shareholders will be considered using the same criteria and in the same manner utilized by the Nominating and Governance Committee of the Board in considering all candidates for election to the Board. See "Other Information—The Nominating and Governance Committee."

EXECUTIVE COMPENSATION

Report of the Compensation Committee

        The Board has delegated to the Compensation Committee responsibility for overseeing the Company's executive compensation programs. The Compensation Committee is composed exclusively of independent directors. The three directors whose names appear at the end of this report comprise the Compensation Committee.

        The principal responsibilities of the Committee are:

  •
  To review management's recommendations and advise management and the Board on broad compensation programs and policies such as salary ranges, annual incentive bonuses and long-term incentive plans, including equity-based compensation programs.

  •
  To establish performance objectives for the Chief Executive Officer and review performance objectives established for other senior executives of the Company; and to evaluate the performance of such executives relative to these objectives, in connection with the Committee's overall review of executive compensation.

  •
  To recommend to the Board the base salary, cash incentive bonus, equity-based incentive awards and other compensation for the Chief Executive Officer of the Company.

  •
  To approve base salaries, cash incentive bonuses, equity-based incentive awards and other compensation for other officers and employees of the Company with base salaries or other fixed compensation in excess of $200,000 per year (which includes all officers who are subject to Section 16(b) of the Securities Exchange Act of 1934, as amended).

  •
  To administer the Company's Long Term Incentive Plan (the "LTIP") and HPU programs.

  •
  To retain and oversee third party consultants to assist with the Committee's activities, from time to time.

  •
  To oversee the Company's performance evaluation practices and procedures.

  •
  To perform such other duties and responsibilities pertaining to compensation matters as may be assigned to the Committee by the Board or the Chairman of the Board.

What procedures does the Committee follow?

        The Compensation Committee typically meets at the beginning of each year to consider compensation for the Chief Executive Officer and the other executives whose compensation is subject to Committee approval, and to consider senior management's recommendations for base salary adjustments for the coming year and incentive bonuses and equity awards in respect of the preceding year for officers and other eligible employees. We also meet periodically during the year to evaluate the performance of management relative to objectives and to perform our other functions. In addition to our regular annual processes, in 2003 we undertook the negotiation of a new employment agreement with our Chief Executive Officer, as more fully described below.

What is our general compensation philosophy?

        The Company's investment strategy targets specific sectors of the real estate credit markets in which we believe we can deliver value-added, flexible financial solutions to our customers, thereby differentiating our financial products from those offered by other capital providers. In the Committee's view, the Company's success depends on the talent, skills and commitment of the Company's employees, and in particular its senior executives, in providing the services necessary to implement this strategy. The Company's compensation practices and programs are intended to achieve the following objectives:

  •
  To attract, retain, motivate and reward key employees to drive achievement of the Company's current and long-term strategic, business and financial goals in the creation of shareholder value.

  •
  To provide an appropriate mix of current compensation and long-term rewards, which is properly balanced between salary and performance-based pay and includes cash, equity compensation and other benefits.

  •
  To align shareholder interests and employee rewards.

  •
  To establish appropriate incentives for management and employees that are consistent with the Company's culture and values.

        In accordance with these objectives, a significant part of executive compensation is subject to the overall performance of the Company and the total return generated for the Company's shareholders. We believe that this approach best enables us to achieve our objectives and satisfy the interests of our shareholders.

        One primary performance measure that we use is the total rate of return to our shareholders, which we define as dividends paid (assuming reinvestment) plus appreciation in the price of our common stock. This is the performance measure that determines the value of our HPU programs and, in some cases, the restricted shares awarded to senior executives. In addition, total shareholder return is one of the performance measures used in determining the annual bonus to be awarded to our Chief Executive Officer. The following chart shows the total rate of return for the Company from November 5, 1999 through December 31, 2003 as compared to several key indices that we consider relevant benchmarks. November 5, 1999 was the first full trading day after the Company completed its acquisition (through merger) of TriNet Corporate Realty Trust, Inc., which substantially increased the public float of the Company's common stock from approximately 630,000 shares to approximately 29.4 million shares.

Total Shareholder Returns
November 5, 1999 to December 31, 2003

How do we compensate our Chief Executive Officer?

  Employment agreement in effect through March 30, 2004.

        The compensation for Jay Sugarman, our Chief Executive Officer, for 2003 was determined pursuant to an employment agreement entered into in March 2001, a copy of which has been publicly filed with the Securities and Exchange Commission. The agreement expired on March 30, 2004 at which time it was replaced by a new employment agreement described below.

        Under the March 2001 agreement, Mr. Sugarman received an annual base salary of $1.0 million. He was also entitled to a bonus, which was targeted to be an amount equal to Mr. Sugarman's base salary, if the Company achieved certain performance targets set by the Compensation Committee in consultation with Mr. Sugarman. The bonus was reduced by the amount of any dividends paid to Mr. Sugarman in respect of phantom units (described below) awarded to Mr. Sugarman under his agreement that became vested. Mr. Sugarman received $4.4 million in phantom unit dividends in 2003. Since the dividends exceeded the maximum annual bonus amount payable under his March 2001 employment agreement, no additional bonus was paid to Mr. Sugarman for 2003.

        As part of Mr. Sugarman's March 2001 employment agreement, the Company awarded Mr. Sugarman long-term incentive compensation in the form of 2.0 million unvested phantom units, each of which notionally represented one share of the Company's common stock. The phantom units would vest on a contingent basis if the average closing price of the Company's common stock achieved certain levels (ranging from $25.00 to $37.00 per share) for 60 trading days. Negotiations with regard to the terms of the March 2001 employment agreement were substantially completed by December 31, 2000, at which time the average closing price of the Company's common stock was $19.69. In March 2001, when the agreement became effective, the average closing price of the Company's common stock was $23.938. As of December 31, 2003, all 2.0 million phantom units were contingently vested and they became fully vested on March 30, 2004. The Company delivered to Mr. Sugarman

728,552 shares of common stock under the LTIP to settle the vesting of the units. In addition, the Company retained approximately $53.9 million in cash which would otherwise have been delivered to Mr. Sugarman and used the funds to cover Mr. Sugarman's tax withholding obligations and the exercise price payable by Mr. Sugarman to exercise employee stock options to acquire 500,000 shares of the Company's common stock which he continues to hold.

  New Chief Executive Officer Employment Agreement.

        One of the primary initiatives undertaken by the Committee in 2003 and the beginning of 2004 was the negotiation of a new employment agreement with Mr. Sugarman to replace the March 2001 agreement. The full board of directors (other than Mr. Sugarman) unanimously authorized the committee to seek to retain Mr. Sugarman's services. The Board believed that Mr. Sugarman's performance and the excellent results that the Company and our shareholders achieved during his tenure merited a new employment agreement. The Board further believed that the Company and its shareholders would be adversely impacted by the loss of Mr. Sugarman's services.

        The Committee retained the services of Pearl Meyer & Partners, independent executive compensation consultants, to assist the committee with: (1) gathering information about chief executive compensation and the relationship between compensation and performance at peer companies; (2) analyzing the information gathered about the peer companies; (3) considering the reasonableness of the level and form of compensation proposed for Mr. Sugarman; and (4) advising the Committee and the Board during the negotiations and review of the new employment arrangement.

        The material compensation terms of Mr. Sugarman's new three year employment agreement are as follows:

  •
  an annual salary of $1.0 million;

  •
  a potential annual cash incentive award of up to $5.0 million if performance goals set by the Committee in consultation with Mr. Sugarman are met. Performance goals will be set in the areas of financial performance, shareholder return and areas such as succession planning, investor and employee relations and strategic objectives; and

  •
  a one-time award of common stock with a value of $10.0 million at the time of issuance (236,167 shares); the award will be fully vested when granted and dividends will be paid on the shares from the date of grant, but the shares cannot be sold for five years unless the price of our common stock during the 12 months ending March 31 of each year increases by at least 15%, in which case the sale restrictions on 25% of the shares awarded will lapse in each year that the stock price appreciation goal is achieved.

        In addition, Mr. Sugarman purchased an 80% interest in the Company's 2006 high performance unit program for directors and executive officers. This performance program was approved by the Company's shareholders in 2003 and is described in detail in the Company's 2003 annual proxy statement. The purchase price paid by Mr. Sugarman was $286,080 and was based upon a valuation prepared by an independent investment banking firm. The interests purchased by Mr. Sugarman will have no value to him unless the Company achieves total shareholder returns in excess of those achieved by peer group indices, all as more fully described in the Company's 2003 annual proxy statement.

        In considering the compensation terms of Mr. Sugarman's new employment agreement, the Committee reviewed information and analyses of 19 peer companies. The peer companies were selected to reflect the diversified nature of the company's business and included companies in the financial services, real estate, mortgage lending and insurance industries. The Company's market capitalization of over $4.0 billion was approximately the median of the market capitalization of the peer companies. The peer company information was obtained from publicly available reports filed by the peer companies with the SEC. The most recent peer company compensation data that was available was for the 2002 fiscal year.

        In comparing the Company's performance to that of the peer companies, our independent consultants noted the following:

  •
  during the one, three and five years ended December 31, 2002, the Company's revenue growth placed it in the 66th, 91st and 100th percentiles, respectively (meaning we outperformed 66%, 91% and 100% of the peer companies, respectively, during those periods);

  •
  the Company's revenue growth for the five years ended December 31, 2002 exceeded 200%, while the revenues of the next highest performing peer grew 45% over the same period;

  •
  during the one, three and five years ended December 31, 2002, the Company experienced exceptional growth in earnings before interest, taxes, depreciation and amortization, or "EBITDA," with rankings in the 61st, 75th and 100th percentiles, respectively;

  •
  the Company's EBITDA growth for the five years ended December 31, 2002 was 219%, while the EBITDA of the next highest performing peer grew 54% for the same period;

  •
  the Company's growth in net income as determined in accordance with GAAP during the one, three and five years ended December 31, 2002 placed it in the 19th, 100th and 100th percentiles, respectively;

  •
  the Company's net income growth for the five years ended December 31, 2002 was 622%, while the net income of the next highest performing peer grew 31% for the same period; and

  •
  the total and annualized shareholder returns (reflecting increases in stock price and dividends paid) for the Company's shareholders during the one, three and six years ended December 31, 2002 placed the Company in the 56th, 100th and 64th percentiles, respectively (note that the consultant used a six year rather than five year measurement period for this metric in order to include an additional year before the Company acquired TriNet Corporate Realty Trust, Inc. in November 1999).

        The consulting firm compared the maximum compensation that could be paid to Mr. Sugarman during 2004 through 2007 under the new employment agreement with the compensation actually received by the peer group chief executives in 2002. At the outset, the consulting firm noted that, since the analysis compares Mr. Sugarman's maximum potential future compensation with compensation actually paid to the peer chief executives in 2002, the comparison likely overstates Mr. Sugarman's rank relative to the other peer chief executives. Based upon this analysis, Mr. Sugarman's annualized potential maximum compensation for 2004-2007 ranks in the 68th percentile when compared to the compensation actually paid to the peer group executives in 2002, although Mr. Sugarman's potential cash incentive bonus is at the higher end of the amounts paid to the peer executives in 2002.

        In the Board's view, it was very important for the Company to continue to benefit from Mr. Sugarman's leadership. Having carefully reviewed and considered the report of the independent consultants, including the consultants' opinion that the level of compensation to be paid to Mr. Sugarman was reasonable and appropriate in light of Mr. Sugarman's tenure, personal achievement and contributions to the Company, as well as the Company's superior financial results and shareholder value created under his leadership, the Board (excluding Mr. Sugarman) unanimously approved the new employment agreement with Mr. Sugarman, which became effective on March 31, 2004.

How do we compensate our executives, other than the Chief Executive Officer?

        Salaries. Our policy is to set salaries at levels we believe will attract, retain and motivate highly-competent individuals. In establishing base salary levels for the Company's key executives, we consider the executive's position and responsibility, experience, length of service with the Company, and overall performance, as well as the compensation practices of other companies in the markets where the Company competes for executive talent.

        Bonuses. We also award bonuses to executive officers and other employees based upon: (1) overall Company performance; (2) business segment or departmental performance; (3) individual performance; and (4) other factors we determine to be appropriate. Bonuses typically consist of a cash component and an equity component. The equity component for 2003 bonuses was comprised of High Performance Unit awards or restricted shares. Restricted share awards typically vest in equal installments over three years.

        Restricted Share Awards and Options. During 2003, the Company granted a total of 40,050 shares of restricted stock to employees of which 35,675 remain outstanding. Typically, dividends are paid on the restricted shares once they have vested, as and when dividends are paid on shares of the Company's common stock. During 2003, there were 15,500 options issued to employees. The LTIP limits the total number of shares reserved and available to be granted as options and other equity-based awards to no more than 9.00% of the Company's total outstanding shares of common stock, on a fully diluted basis. As of December 31, 2003, there were approximately 1.9 million shares available for new awards under the LTIP.

        High Performance Units. In May 2002, the Company's shareholders approved the Company's High Performance Unit Program. The program, as more fully described in the Company's annual proxy statement dated April 8, 2002, is a performance-based employee compensation plan that only has material value to the participants if the Company provides superior returns to its shareholders. Employee participants must purchase interests in the program with their own funds. Employee participants will receive cash distributions in the nature of common stock dividends if the total rate of return on the Company's common stock (share price appreciation plus dividends) exceeds certain performance levels. There are currently five active plans within the program: the 2002 plan, the 2003 plan, the 2004 plan, the 2005 plan and the 2006 plan. Each plan has 5,000 shares of High Performance common stock associated with it. The Company's performance is measured over a three-year valuation period (except in the case of the 2002 and 2003 plans which were measured over one and two years, respectively). The end of the valuation period (i.e., the "valuation date") will be accelerated if there is a change in control of the Company. The High Performance common stock has a nominal value unless the total rate of shareholder return for the relevant valuation period exceeds the greater of: (1) 10.00% or 20.00%, or for the 2002 plan and the 2003 plan, respectively, and 30.00% for the other plans; and (2) a weighted industry index total rate of return consisting of equal weightings of the Russell 1000 Financial Index and the Morgan Stanley REIT Index for the relevant period.

        The employee participants have purchased their interests in High Performance common stock through a limited liability company at purchase prices approved by the Company's Board. The Company's Board has established the prices of the High Performance common stock based upon, among other things, an independent valuation from a major securities firm. The aggregate initial purchase prices for the 2002, 2003 and 2004 plans were set in June 2002 and were approximately $2.7 million, $1.8 million and $1.3 million, respectively. The aggregate initial purchase price for the 2005 plan was set in 2003 at $0.6 million, and the aggregate initial purchase price for the 2006 plans was set in 2004 at $0.7 million. No employee is permitted to exchange his or her interest in the limited liability company for shares of High Performance common stock prior to the applicable valuation date. The additional equity from the issuance of the High Performance common stock is recorded as a separate class of stock and disclosed within shareholders' equity. Future distributions, if any, will be deducted from net income available for common shareholders.

        The total shareholder return for the valuation period under the 2002 plan was 21.94%, which exceeded both the fixed performance threshold of 10.00% and the industry index return of (5.83)%. The total shareholder return for the valuation period under the 2003 plan was 78.29%, which exceeded both the fixed performance threshold of 20.00% and the industry index return of 24.66%. As a result of this superior performance, the participants in the 2002 plan are entitled to receive cash distributions equivalent to the amount of cash dividends payable on 819,254 shares of our common stock, as and when such dividends are paid. The participants in the 2003 plan are entitled to receive cash distributions equivalent to the amount of common stock dividends payable on 987,149 shares of our common stock, as and when such dividends are paid.

        Executive Officer and Director High Performance Unit Program. In June 2003, the Company's shareholders approved the Company's Executive and Director High Performance Unit Program, which is modeled after the regular employee High Performance Unit Program described in the preceding paragraphs. The program, as more fully described in the Company's annual proxy statement dated April 21, 2003, is a performance based executive officer and director compensation plan that only has material value to the participants if the Company provides superior returns to its shareholders. To date, the only interests that have been allocated in this program are the interests purchased by Mr. Sugarman as described above under "New Chief Executive Officer Employment Agreement." The units purchased by Mr. Sugarman will have a three-year valuation period and the performance thresholds will be the same as those that apply to the 2006 Plan for regular employees.

        Other Benefits. Employee compensation also includes various benefits, such as health insurance plans and profit sharing and retirement plans in which substantially all of the Company's employees participate. At the present time, we provide health, life and disability insurance plans and a 401(k) plan, standard paid time off benefits and other standard employee benefits.

How do we compensate non-employee directors?

        The Company pays non-employee directors an annual retainer of $50,000, paid in quarterly installments of $12,500. In addition, non-employee directors receive $2,000 for attendance at full Board meetings. Committee chairpersons receive $2,250 for attendance at committee meetings and other Committee members receive $1,500 per committee meeting. Each non-employee director also receives an annual grant of 2,500 Common Stock Equivalents at the time of the annual shareholders meeting. The Common Stock Equivalents generally vest at the time of the next subsequent annual shareholders meeting, although vesting is accelerated in limited circumstances. Upon vesting, the Common Stock Equivalents become shares of iStar common stock; provided, however, that the directors can defer the receipt of the underlying common stock to a later date, assuming the proposal submitted to shareholders in this proxy statement is approved. See "Proposal 2: Approval Of Authorization To Issue Common Stock Equivalents To Our Non-Employee Directors As Part of Their Directors' Compensation Under A Non-Employee Directors' Deferral Plan." An amount equal to the dividends paid on 2,500 shares of iStar common stock is paid on the Common Stock Equivalents from the date of grant, as and when dividends are paid on the common stock.

Submitted by the Compensation Committee:

Robin Josephs (Chairperson)
Matthew J. Lustig
John G. McDonald

        The above report will not be deemed to be incorporated by reference into any filing by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate the same by reference.

Executive Compensation Summary Table

        The following table sets forth the compensation awarded, earned by, or paid to Jay Sugarman, our Chief Executive Officer, and our four other most highly-compensated officers during the fiscal year ended December 31, 2003.

	Annual Compensation				Long-Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation(1)	Restricted Stock Awards($)	Securities Underlying Options/ SARs	All Other Compensation ($)
Jay Sugarman Chairman and Chief Executive Officer(2)	2003 2002 2001	1,000,000 1,000,000 1,009,058	0 0 156,875	4,392,033 2,129,560 643,125	84,799,994 0 0	0 0 750,000	0 0
Timothy J. O'Connor Executive Vice President and Chief Operating Officer	2003 2002 2001	224,813 220,500 220,500	350,000 350,000 375,000	10,731 10,276 9,605	0 0 0	0 0 100,000	0 0 0
Jeffrey R. Digel Executive Vice President	2003 2002 2001	224,375 210,000 210,000	350,000 350,000 375,000	10,610 10,155 9,553	0 0 0	0 0 100,000	0 0 0
Roger M. Cozzi Executive Vice President	2003 2002 2001	223,958 200,000 200,000	350,000 350,000 375,000	10,200 7,438 8,675	0 0 0	0 0 100,000	0 0 0
Catherine D. Rice Chief Financial Officer(3)	2003 2002	225,000 34,904	325,000 0	28,876 160	0 5,912,044	0 0	0 0

(1)
Includes the Company's matching contributions to the named officer's account in our Savings and Retirement Plan ("401(k) Plan"), additional compensation attributable to certain life insurance and disability insurance premiums and compensation for accrued and unused sick time, in accordance with our general policy for all employees. In addition, Mr. Sugarman's Other Annual Compensation includes dividend equivalents paid in respect of the 2.0 million phantom units held by him, as further described in footnote 2 below. These dividends were paid in the same amount and at the same time as dividends were paid on the Company's common stock.

(2)
Pursuant to an employment agreement dated March 31, 2001, the Company awarded Mr. Sugarman 2.0 million unvested phantom units, each of which notionally represents one share of the Company's common stock. The phantom units vested on a contingent basis as certain performance targets for the price of the Company's common stock were satisfied. All of these units contingently vested as of December 31, 2003 and became fully vested on March 30, 2004, at which time they were settled by the Company through the delivery of 728,552 shares of common stock under the LTIP. In addition, the Company retained $53.9 million in cash which would otherwise have been delivered to Mr. Sugarman and used the funds to cover Mr. Sugarman's tax withholding obligations and the exercise price payable by Mr. Sugarman to exercise employee stock options to acquire 500,000 shares of the Company's common stock which he continues to hold. The amount shown under Restricted Stock Awards reflects the value of the 728,552 shares of common stock on March 30, 2004 plus the $53.9 million of cash.

(3)
On November 1, 2002, the Company entered into a three-year employment agreement with Ms. Rice under which she receives an annual salary of $225,000. The salary shown above for 2002 reflects amounts paid from the commencement of that agreement to December 31, 2002. The Company also granted Ms. Rice 208,980 contingently vested restricted shares. Of these shares, 100,000 became vested on January 31, 2004 based upon the Company's achievement of certain shareholder return targets, and 108,980 become vested on December 31, 2005 if Ms. Rice's employment with the Company has not terminated before such date. The value of Ms. Rice's restricted stock awards shown in the table was determined by multiplying the 208,980 restricted shares by the $28.29, the closing price of our common stock on the date of the award. The awards had a value of $8,129,322 million at December 31, 2003. Dividends are paid on the 108,980 restricted shares in the same amount and at the same time as dividends are paid on shares of the Company's common stock. Ms. Rice received $288,797 and $68,657 in dividends on the restricted shares during the fiscal years ended December 31, 2003 and 2002, respectively.

Aggregate Option Exercises In 2003 And Fiscal Year-End Option Values

        The following table presents information for the named officers relating to stock option exercises during 2003 and the value of unexercised stock options at the end of the year.

Name	Shares Acquired On Exercise (#)	Value Realized ($)(1)	Number Of Securities Underlying Unexercised Options At Fiscal Year End (#) Exercisable/ Unexercisable	Value Of Unexercised In-The- Money Options At Fiscal Year End ($) Exercisable/ Unexercisable(2)
Jay Sugarman	0	0	1,171,444 / 250,000	$25,123,433 / 4,803,125
Timothy J. O'Connor	0	0	100,000 / 33,333	$2,014,999 / 604,410
Jeffrey R. Digel	49,999	$571,988	0 / 33,333	$0 / 604,410
Roger M. Cozzi	49,999	$950,480	0 / 48,833	$0 / 1,015,200
Catherine D. Rice	0	0	0	$0

(1)
Based on market value of underlying securities at exercise, minus the option exercise price.

(2)
Based on market value of underlying securities on December 31, 2003, minus the option exercise price.

Stock Option/SAR Grants In 2003

        The following table sets forth information for the named officers relating to stock option and SAR grants during 2003.

Name	Number of Securities Underlying Options / SARs Granted(1)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price (per Share)	Market Price on Grant Date	Expiration Date	Grant Date Value(2)
Roger M. Cozzi	15,500	100%	$14.72	$27.69	3/13/2008	TBD

(1)
For the 15,500 options for Messr. Cozzi, vesting is on the first (34%), second (33%) and third (33%) anniversaries of the award date of January 10, 2003.

(2)
The estimated fair value at grant date of option grants in 2003 has been calculated using the Black-Scholes pricing model based on the following assumptions: an estimated time until exercise of 5 years, a volatility of 17.64%, a risk free interest rate of 3.13% and a dividend yield of 9.57%. The real value of these options depends on the actual performance of the Company's common stock during the applicable period and upon when options are exercised.

High Performance Unit Purchases in 2003

        In 2003, the named officers purchased interests in the Company's 2005 HPU Plan in the following amounts: Mr. O'Connor 7.5%, Mr. Digel 7.0%, Mr. Cozzi 7.0% and Ms. Rice 12.5%. As required, the purchases were made at fair market value based upon an independent valuation approved by our Compensation Committee. The aggregate purchase price for the 2005 HPU Plan was $0.6 million.

Compensation Committee Interlocks and Insider Participation

        Ms. Josephs and Messrs. Lustig and McDonald currently serve on the Compensation Committee, with Ms. Josephs serving as Chairperson. No member of the Compensation Committee is or was formerly an officer or an employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board, nor has such interlocking relationship existed in the past.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons who own more than 10.00% of a registered class of our equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other of our equity securities. Directors, officers and greater than 10.00% shareholders are required to furnish us with copies of all Section 16(a) forms they file.

        To our knowledge, based solely on a review of the copies of such reports furnished to us, during the fiscal year ended December 31, 2003, all Section 16(a) filing requirements applicable to our directors, officers and greater than 10.00% beneficial owners were met.

Directors' Compensation

        Mr. Sugarman does not receive any compensation from us for his services as a director. The Company pays non-employee directors an annual retainer of $50,000, paid in quarterly installments of $12,500. In addition, non-employee directors receive $2,000 for attendance at full Board meetings. Committee chairpersons receive $2,250 for attendance at committee meetings and non-chairpersons receive $1,500 per committee meeting. Each non-employee director also receives an annual grant of 2,500 Common Stock Equivalents at the time of the annual shareholders meeting. The Common Stock Equivalents generally vest at the time of the next subsequent annual shareholders meeting, although vesting is accelerated in limited circumstances. Upon vesting, the Common Stock Equivalents become shares of iStar common stock; provided, however, that the directors can defer the receipt of the underlying common stock to a later date, assuming the proposal submitted to shareholders in this proxy statement is approved. An amount equal to the dividends paid on 2,500 shares of iStar common stock is paid on the Common Stock Equivalents from the date of grant, as and when dividends are paid on the common stock.

        The Company and each of our directors and executive officers have entered into indemnification agreements. The indemnification agreements provide that we will indemnify the directors and the executive officers to the fullest extent permitted by our Amended and Restated Charter and Maryland law against certain liabilities (including settlements) and expenses actually and reasonably incurred by them in connection with any threatened or pending legal action, proceeding or investigation to which any of them is, or is threatened to be, made a party by reason of their status as our director, officer or agent, or by reason of their serving as a director, officer or agent of another company at our request. We will not indemnify the directors and executive officers if it is established that: (1) the act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or the result of active and deliberate dishonesty, (2) the director or officer actually received an improper personal benefit, or (3) in the case of a criminal proceeding, the director or officer had reasonable cause to believe the act or omission was unlawful. In addition, we will not indemnify the directors and executive officers for a proceeding brought by a director or officer against us, except to enforce indemnification. If an amendment to the Amended and Restated Charter or Maryland law with respect to removal of limitations on indemnification is approved, the indemnification agreements will be amended accordingly. We are not required to indemnify any director or executive officer for liabilities: (1) for which he or she has already been unconditionally reimbursed from other sources, or (2) resulting from an accounting of profits under Section 16(b) of the Securities Exchange Act of 1934. In addition, we have obtained director and officer insurance for our directors and executive officers.

Employment Agreements

        As discussed in the Report of our Compensation Committee, we entered into a new three-year employment agreement with Jay Sugarman, our Chairman of the Board and Chief Executive Officer. In addition to the compensation provisions described in the Report of Compensation Committee, the agreement also provides that if Mr. Sugarman's employment is terminated without cause or if he resigns within 90 days after the first anniversary of a change of control, we will pay him a lump sum of $2.0 million. If Mr. Sugarman resigns for good reason, we will pay him a lump sum of $5.0 million.

        We have agreed to pay Mr. Sugarman amounts necessary to cover the excise tax obligations, if any, resulting from a change of control. In addition, during the term of Mr. Sugarman's agreement, we have agreed to nominate him to serve as our Chairman of the Board and Chief Executive Officer. Mr. Sugarman has agreed that, during the term of his employment and for 12 months (or 24 months under certain circumstances) thereafter, he will not engage in a business that directly and materially competes with us, and he will not solicit any of our borrowers, lenders or employees.

        In November 2002, we entered into a three-year employment agreement with Catherine D. Rice, our Chief Financial Officer. In addition to the compensation provisions described in our Report of Compensation Committee, the agreement provides that if Ms. Rice's employment is terminated without cause or if she resigns for good reason, we will continue to pay her base salary and benefits, including medical insurance coverage, for one year following the date of her termination. In addition, the vesting of 108,980 restricted shares awarded to Ms. Rice will accelerate if her employment is terminated by us without cause, or if she terminates her employment for good reason. Upon the occurrence of a change of control event, the vesting of 108,980 restricted shares will accelerate and an additional 100,000 restricted shares will vest if certain total shareholder rate of return thresholds have been satisfied at the time of the change of control. We have agreed to pay Ms. Rice amounts necessary to cover the excise tax obligations attributable to the vesting of 108,980 restricted shares, if any, resulting from a change of control. Ms. Rice will be subject to a one-year non-compete clause following the term of her employment, unless she has been terminated without cause or has resigned for good reason.

Performance Graph

        The following graph compares the total cumulative shareholder returns on our common stock from November 5, 1999 to December 31, 2003 to that of: (1) the Russell 1000 Financial Services Index (the "Russell Index"), a capitalization-weighted index of 1,000 companies that provide financial services, and (2) the Standard & Poor's 500 Index (the "S&P 500"). November 5, 1999 was the first full trading day after we acquired (through merger) TriNet Corporate Realty Trust, Inc. Immediately prior to the TriNet transaction, approximately 630,000 shares of our common stock were available for trading as part of our public float, compared to approximately 29.4 million in our public float immediately following the TriNet acquisition. Because of the significant effect of this transaction on the liquidity of our stock, the Company believes that an analysis of the market for our common stock prior to that transaction is not applicable.

Accounting Fees and Services

        Fees paid to PricewaterhouseCoopers LLP, our independent auditors, during the last two fiscal years were as follows:

Audit Fees: The aggregate fees in the fiscal years ending December 31, 2003 and December 31, 2002, for professional services rendered by PricewaterhouseCoopers LLP in connection with its audit of the Company's consolidated financial statements and the separate financial reporting for the Company's leasing subsidiary and its limited reviews of the unaudited consolidated interim financial statements for each of these entities, were approximately $991,938 and $589,650, respectively. These services included the issuance of consents and comfort letters for filings initiated by the Company (e.g., a shelf registration and related debt offering), the issuance of mortgage servicing compliance reports, audits of wholly-owned consolidated secured financing subsidiaries, and the Company's pro rata portion of fees for audits of unconsolidated joint ventures.

Audit-Related Fees: The aggregate fees in the fiscal years ending December 31, 2003 and December 31, 2002 for assurance and related services rendered by PricewaterhouseCoopers LLP that are reasonably related to the performance of the audit or review of the Company's and the Company's leasing subsidiary's financial statements and are not disclosed under "Audit Fees" above, were approximately $600,100 and $559,475, respectively. These audit-related fees include fees related to the Company's employee benefit audit and other due diligence related items not required by any regulation.

Tax Fees: The aggregate fees in the fiscal years ending December 31, 2003 and December 31, 2002 for professional services rendered by PricewaterhouseCoopers LLP for tax compliance, tax advice and tax planning were approximately $827,400 and $605,467, respectively. These services included income tax compliance and related tax services.

Financial Information Systems Design and Implementation Fees: During the years ended December 31, 2003 and December 31, 2002, PricewaterhouseCoopers LLP rendered no professional services to the Company, its subsidiaries or joint ventures in connection with the design and implementation of financial information systems.

        The Company's Audit Committee is responsible for retaining and terminating the Company's independent auditors (subject, if applicable, to shareholder ratification) and for approving the performance of any non-audit services by the independent auditors. In addition, the Audit Committee is responsible for reviewing and evaluating the qualifications, performance and independence of the lead partner of the independent auditors and for presenting its conclusions with respect to the independent auditors to the full Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information available to us as of April 1, 2004 with respect to any common stock owned by our continuing directors and executive officers, and any individual or group of shareholders known to be the beneficial owner of more than 5.00% of the issued and outstanding common stock. This table reflects options that are exercisable within 60 days of the date of this proxy statement. There are no other of our directors, nominees for director or executive officers who beneficially own common stock.

Name and Address of Beneficial Owner(1)	Common Stock Beneficially Owned	% of Basic Common Stock Outstanding
Jay Sugarman(2)	3,582,480(3)	3.20%
Willis Andersen, Jr.(2)	26,499(4)	*
Robert W. Holman, Jr.(2)	385,032(5)	*
Robin Josephs(2)	39,589(6)	*
John G. McDonald(2)	65,800(7)	*
George R. Puskar(2)	30,200	*
Lazard Freres Real Estate Fund II L.P.(8)	3,031,519(9)	2.71%
Lazard Freres Real Estate Offshore Fund II L.P.(10)	1,916,999(9)	1.71%
LF Offshore Investment L.P.(10)	1,164,647(9)	1.04%
Matthew J. Lustig(11)	0(11)	*
Catherine D. Rice(2)	108,660	*
Jeffrey A. Weber(2)	0	*
Wellington Management Company, LLP(12)	6,394,384	5.71%
Capital Research and Management Company(13)	8,935,850	8.00%
All executive officers, directors and nominees for director as a group (9 persons)	4,238,260	3.79%

*
Less than 1.00%.

(1)
Except as otherwise indicated and subject to applicable community property laws and similar statutes, the person listed as the beneficial owner of shares has sole voting power and dispositive power with respect to the shares.

(2)
iStar Financial Inc., 1114 Avenue of the Americas, 27th Floor, New York, NY 10036.

(3)
Includes 671,444 shares of common stock subject to options that are exercisable by Mr. Sugarman within 60 days.

(4)
Includes 10,000 shares of common stock subject to options that are exercisable by Mr. Andersen within 60 days.

(5)
Includes 30,000 shares of common stock subject to options that are exercisable by Mr. Holman within 60 days.

(6)
Includes 25,094 shares of common stock issuable upon the exercise of outstanding options and 305 shares of common stock owned by Ms. Josephs' spouse.

(7)
Includes 43,800 shares of common stock subject to options that are exercisable by Mr. McDonald within 60 days.

(8)
30 Rockefeller Center, New York, New York 10020.

(9)
The common stock deemed to be beneficially owned by these holders reflects the shares of common stock that may be acquired by them upon exercise of warrants. The following information has been provided in a Schedule 13D filed with the Securities and Exchange Commission. Lazard Freres Real Estate Investors L.L.C. ("LFREI"), as the sole general partner of Lazard Freres Real Estate Fund II L.P. ("Onshore"), and Lazard Freres & Co. L.L.C. ("LFC"), as the managing member of LFREI, may be deemed to beneficially own the warrants and the shares of common stock that Onshore may acquire upon exercise of its warrants. LFC disclaims beneficial ownership of the warrants and such shares of common stock. LFREI is also the investment adviser to Lazard Freres Real Estate Offshore Fund II L.P. ("Offshore I") and LF Offshore Investment, L.P. ("Offshore II"), but has no right to bind them or otherwise direct their actions. LFREI disclaims beneficial ownership of the warrants and shares of common stock that Offshore I or Offshore II may acquire upon exercise of their respective warrants. LF Real Estate Investors Company ("LFREIC"), as the sole general partner of Offshore I and Offshore II, may be deemed to beneficially own the warrants and the shares of common stock that Offshore I and Offshore II may acquire upon exercise of their respective warrants.

(10)
c/o Maples & Calder, Attorneys-at-Law, Ugland House, P.O. Box 309, George Town, Grand Cayman, Cayman Islands, British West Indies.

(11)
Mr. Lustig is a managing principal of LFREI and a Managing Director of LFC. LFC is the managing member of LFREI. LFREI is the sole general partner of Onshore. Onshore beneficially owns 2,975,400 of our shares that may be acquired upon exercise of warrants. Mr. Lustig disclaims any and all beneficial ownership of the shares except to the extent of his indirect pecuniary interest as an officer and director of LFREI and LFC.

(12)
This information was obtained from Schedule 13G filed with the Securities and Exchange Commission on February 10, 2004. This stockholder's address is 75 State Street, Boston, Massachusetts 02109.

(13)
This information was obtained from a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2004. This stockholder's address is 333 South Hope Street, 55th Floor, Los Angeles, California 90071-1449.

Certain Relationships and Related Transactions

High Performance Unit Program

        In May 2002, our shareholders approved the iStar Financial High Performance Unit Program. The program, as more fully described in our annual proxy statement dated April 8, 2002, is a performance-based employee compensation plan that only has material value to the participants if we provide superior returns to our shareholders. The program entitles the employee participants to receive cash distributions in the nature of common stock dividends if the total rate of return on our common stock (dividends plus share price appreciation) exceeds certain performance levels.

        In 2002, we issued 5,000 shares of High Performance common stock for each of the plans through 2005. Forty-three of our employees currently participate in the High Performance Unit Program. The employees paid an aggregate of approximately $2.7 million, $1.8 million, $1.3 million and $0.6 million for the shares of the 2002 plan, 2003 plan, 2004 plans and 2005 plan, respectively. Employees participating in the program include Timothy J. O'Connor, our Chief Operating Officer, Catherine D. Rice, our Chief Financial Officer, and Nina B. Matis, our General Counsel, Roger M. Cozzi, our Executive Vice President and Jeffrey R. Digel, our Executive Vice President.

        As of the date of this prospectus the 2002 and 2003 plans had reached their valuation dates. The total shareholder return for the valuation period under the 2002 plan was 21.94%, which exceeded both the fixed performance threshold of 10.00% and the industry index return of (5.83)% and the total shareholder return for the valuation period under the 2003 plan was 78.29%, which exceeded both the fixed performance threshold of 20.00% and the industry index of 24.66%. As a result of this superior performance, the employees that are participants in the 2002 and 2003 plan are entitled to receive cash distributions equivalent to the amount of cash dividends payable on 1,806,403 shares of our common stock, as and when such dividends are paid. We have the right, but not the obligation, to repurchase at cost 50.00% of the interests earned by an employee in the 2002 and 2003 plans if the employee breaches certain non-competition, non-solicitation and confidentiality covenants through January 1, 2005. We will pay dividends on the 2002 and 2003 plans shares in the same amount per share and on the same distribution dates that we pay dividends on our common stock.

Other Matters

When Are Shareholder Proposals Due for the 2004 Annual Meeting?

        Shareholder proposals intended to be presented at the 2005 annual meeting must be sent in writing, by certified mail, return receipt requested, to us at our principal office, addressed to our Secretary, and must be received by us no later than January 1, 2005, for inclusion in the 2005 proxy materials.

Are there any other matters coming before the 2004 Annual Meeting?

        Our management does not intend to bring any other matters before the annual meeting and knows of no other matters that are likely to come before the meeting. In the event any other matters properly come before the annual meeting, the persons named in the accompanying proxy will vote the shares represented by such proxy in accordance with their best judgment on such matters.

        The Company urges you to submit your vote on the accompanying proxy card by completing, signing, dating and returning it in the accompanying postage-paid return envelope at your earliest convenience, whether or not you presently plan to attend the meeting in person.

                      By Order of the Board of Directors

                      Geoffrey M. Dugan
                      Secretary
                      New York, New York
                      April 19, 2004

ANNEX A

iSTAR FINANCIAL INC.

NON-EMPLOYEE DIRECTORS' DEFERRAL PLAN

i

iSTAR FINANCIAL INC.

NON-EMPLOYEE DIRECTORS' DEFERRAL PLAN

        iStar Financial Inc., a corporation organized under the laws of the State of Maryland, wishes to further align the interests of Non-Employee Directors and stockholders and generally increase the effectiveness of its Non-Employee Director compensation structure, by implementing the Plan. In furtherance thereof, the Plan provides for the grant of Common Stock Equivalents to eligible Non-Employee Directors and permits eligible Non-Employee Directors to elect, as permitted by the Board, to defer certain fees in accordance with the terms hereof.

        1.    Definitions.

        Whenever used herein, the following terms shall have the meanings set forth below except as the context requires otherwise:

        "Account" means a deferred compensation account established for a Participant in accordance with Section 4.2(d).

        "Board" means the Board of Directors of the Company.

        "Change of Control" has the meaning ascribed thereto by the LTIP.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Common Stock" means the Company's Common Stock, par value $.01 per share, either currently existing or authorized hereafter.

        "Common Stock Equivalent" means a right, granted pursuant to the Plan, of a Participant to payment of a Share, or if applicable, the Fair Market Value of a Share.

        "Company" means iStar Financial Inc., a Maryland company.

        "CSE Agreement" means a written agreement in a form approved by the Board, to be entered into by the Company and the Participant as provided in Section 5.

        "CSE Value," per Common Stock Equivalent as of a particular date, means the Fair Market Value of a Share as of such date.

        "Disability" has the meaning ascribed thereto by the LTIP.

        "Fair Market Value" per Common Stock Equivalent, or if applicable, per Share, as of a particular date means (i) if Shares are then listed on a national stock exchange, the average of the per Share closing price on such exchange for the 10 trading days ending on and including the last trading day preceding the date as of which the Fair Market Value is being determined, as determined by the Board; (ii) if Shares are not then listed on a national stock exchange but are then traded on an over-the-counter market, the average of the closing bid and asked prices for the Shares on such over-the-counter market for the 10 trading days ending as of and including the last trading day preceding the date on which the Fair Market Value is being determined, as determined by the Board; or (iii) if Shares are not then listed on a national stock exchange or traded on an over-the-counter market, such value as the Board in its discretion may in good faith determine; provided that where the Shares are so listed or traded, the Board may make discretionary determinations where the Shares have not been traded for 10 trading days. For purposes of this definition, the term "trading day" means a day on which the New York Stock Exchange is open for equities trading through at least 12:00 p.m., New York City time.

        "LTIP" means the iStar Financial Inc. Long Term Incentive Plan, as amended from time to time.

        "Non-Employee Director" means a non-employee director of the Company.

        "Participant" means a Non-Employee Director of the Company who is credited with one or more Common Stock Equivalents or who has deferred receipt of fees hereunder as permitted by the Board.

        "Plan" means the Company's Non-Employee Directors' Deferral Plan, as set forth herein and as the same may from time to time be amended.

        "Regular Distribution Date" means the date determined under Section 7.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Shares" means shares of Common Stock.

        "Subsidiary" means any corporation (other than the Company) that is a "subsidiary corporation" with respect to the Company under Section 424(f) of the Code. In the event the Company becomes a subsidiary of another company, the provisions hereof applicable to subsidiaries shall, unless otherwise determined by the Board, also be applicable to any Company that is a "parent corporation" with respect to the Company under Section 424(e) of the Code.

        "Valuation Date" means the last day of each calendar month and such additional dates as the Board may designate.

        2.    Effective Date of Plan; Termination of the Plan.

          (a)   The effective date of the Plan is June 3, 2003, subject to approval by the stockholders of the Company. Section 5 of the Plan, and each provision of the Plan related to the award of Common Stock Equivalents, shall not become effective unless and until they are so approved. In the event that the Plan is not approved by the stockholders of the Company at the Company's 2004 annual meeting of stockholders, all Common Stock Equivalent awards shall be rescinded and each Non-Employee Director shall receive to the extent available under the LTIP, an award of a number of shares of restricted stock equivalent to the number of Common Stock Equivalents that are rescinded. With regard to any such restricted stock award, the Board shall replicate, to the extent reasonably practicable, the restrictions and other features that were applicable to the rescinded Common Stock Equivalents.

          (b)   The Plan shall terminate on, and no Common Stock Equivalents shall be granted or other deferrals made hereunder on or after, the three-year anniversary of the earlier of the approval of the Plan by (i) the Board or (ii) the stockholders of the Company.

        3.    Eligibility.

        Except as otherwise determined by the Board, each individual who is a Non-Employee Director of the Company shall be eligible to participate in the Plan.

        4.    Cash Fees.

          4.1    Types of Fees.

          In consideration of each Non-Employee Director's service as a member of the Board, each Non-Employee Director may be eligible to receive as compensation (i) an annual retainer fee; (ii) a fee per Board meeting attended; and (iii) a fee per committee meeting attended. These amounts are subject to deferral under the Plan, as set forth herein.

          4.2    Election to Defer Cash Fees.

            (a)   The Participant may elect that up to 100% (in increments of 1%) of the Participant's cash fees shall be payable as compensation deferred under the Plan. With respect to a Participant's election to defer all or a portion of the annual retainer, such election shall be made prior to the beginning of the applicable annual period, except that, in the case of a new Participant, the Participant may make an election within 30 days after such Participant first becomes eligible to participate in accordance with Section 3, with respect to retainer fees otherwise payable in the annual period of the election, for services performed after the effective date of such election. With respect to a Participant's election to defer all or a portion of the fees for a Board or committee meeting, such election shall be made prior to the date of the applicable meeting.

            (b)   The election described in Section 4.2(a) shall be made in writing substantially in the form attached hereto as Exhibit A as applicable, or in such other form as the Board may prescribe from time to time, to the Board within the time specified herein. With respect to a Participant's election to defer all or a portion of the annual retainer, such election shall be irrevocable as of the first day of the applicable annual period. With respect to a Participant's election to defer all or a portion of the fees for a Board or committee meeting, such election may be changed in writing delivered and received prior to the date of the applicable meeting. Except as set forth above in this Section 4.2(b), elections described in Section 4.2(a) shall continue in effect from period to period and from meeting to meeting, as applicable. All deferrals under this Section 4.2 shall be fully vested.

            (c)   [Intentionally Deleted]

            (d)   A Participant may elect, prior to earning a cash fee, to defer such a cash fee in the form of fixed-return credits. Upon such an election, the amount of the deferred fee shall not be paid currently but rather shall be credited to the Participant's Account. Such credits shall be made when cash fees would otherwise have been paid to the Participant but for an election pursuant to Section 4.2(a). A separate subaccount under each Participant's Account may in the discretion of the Board be established to record each year's deferrals, and the credits and deductions with respect thereto. With respect to credits under this Section 4.2(d), earnings and losses shall accrue on the balance in the applicable Participant's Account at the rate or rates specified in advance of the effective time of the applicability of such rate or rates, and from time to time, by the Board. As determined by the Board, such rate or rates may be a fixed rate, and may be established by reference to an index or indices, or may be a return on one or more specific investments or on a specific investment fund or funds (including, if and to the extent so provided by the Board, hypothetical investments selected by the Participant in accordance with procedures established by the Board). Earnings and losses shall be credited to Participants' Accounts as of the end of each calendar month and, with respect to any particular Participant's Account, shall continue to be credited thereto until all amounts are distributed with respect to the Participant's Account in accordance with the Plan. Upon distribution, any accrued earnings shall be credited to the Participant's Account and distributed therewith, and any accrued losses shall reduce the amount of distributions hereunder.

            (e)   A Participant may elect, one time per each 12-month period, to convert as of the end of the calendar month of the election, Common Stock Equivalents to Account credits, and vice-versa, in whole or in part (but, in the case of Common Stock Equivalents, only in whole Common Stock Equivalents) with credits and liquidation of Common Stock Equivalents to be effected based on the CSE Value as of the end of such month, and credits and liquidation of Accounts to be effected based on Account values as of the end of such month.

            (f)    The establishment and maintenance of, and credits to and deductions from, the Participant's Account shall be mere bookkeeping entries, and shall not vest in the Participant or his beneficiary any right, title or interest in or to any specific assets of the Company. A separate subaccount under each Participant's Account shall be established to record each year's deferrals, and the credits and deductions with respect thereto.

        5.    Equity Awards.

          5.1    Awards of Common Stock Equivalents.

            (a)   Effective as of each annual meeting of stockholders of the Company at which directors are elected occurring after 2003, each Non-Employee Director shall receive an annual award of 2,500 Common Stock Equivalents.

            (b)   With respect to the 2003 annual meeting, each Non-Employee Director shall be credited with an award of 2,500 Common Stock Equivalents.

          5.2    Vesting.

          Unless otherwise provided by the Board in the applicable CSE Agreement, and subject to the following provisions of this Section 5.2, Common Stock Equivalents credited to a Participant under Section 5.1 will vest on the date of the next following annual meeting after the date of grant, except that the Common Stock Equivalents awarded under Section 5.1(b) shall vest six months after the date of the 2004 annual meeting. Common Stock Equivalents credited pursuant to Section 5.1(a) shall be subject to the following vesting conditions:

            (i)    If a Non-Employee Director does not stand for re-election at an annual meeting at the request of the Company (other than a request made following a breach by the Non-Employee Director of the Company's Code of Conduct or Corporate Governance Principles), the vesting of all of the Common Stock Equivalents held by the Non-Employee Director will be accelerated to the date of the annual meeting at which the Non-Employee Director does not stand for reelection.

            (ii)   If a Non-Employee Director resigns of his or her own accord or otherwise ceases to serve as a Non-Employee Director before the end of a vesting period, then, except as otherwise provided herein or in the applicable CSE Agreement, the Non-Employee Director will retain Common Stock Equivalents that have vested through the date of resignation and will therewith forfeit all Common Stock Equivalents that have not then vested.

            (iii)  Notwithstanding any other provision of the Plan, if the Company determines that a Non-Employee Director has breached the Company's Code of Conduct or Corporate Governance Principles, the Non-Employee Director will forfeit all Common Stock Equivalents that have not then vested.

            (iv)  The vesting of Common Stock Equivalents will be accelerated if a Non-Employee Director ceases to serve as a Non-Employee Director by reason of death or Disability or upon a Change of Control.

        6.    Dividend Equivalent Rights.

          (a)   Except as may otherwise be provided by the Board at or before the time the applicable Common Stock Equivalent is credited, Non-Employee Directors will receive a dividend equivalent right in respect of any credited Common Stock Equivalents (whether from deferred cash fees or equity awards), which right consists of the right to receive a cash payment in an amount equal to the dividend distributions paid on a Share from time to time. Except as provided in Section 6(b), or as may otherwise be provided by the Board at or before the time the applicable Common Stock Equivalent is paid, payment in respect of a dividend equivalent right shall be made at the same time as dividends are paid on the Common Stock.

          (b)   Instead of the form of payment as contemplated by Section 6(a) above, except as may otherwise may be provided by the Board, Participants may elect to have Common Stock Equivalents credited in respect of the dividend equivalent rights referred to in Section 6(a). Unless otherwise determined by the Board, the number of Common Stock Equivalents to be credited with respect to a dividend equivalent right shall be equal to (i) the amount of the payment in respect of the dividend equivalent right otherwise to be made divided by (ii) the Fair Market Value of a Share on the date the corresponding dividend distribution is made to stockholders of the Company, provided that such Common Stock Equivalent shall vest at such time as the underlying Common Stock Equivalent vests (and shall be forfeited if the underlying Common Stock Equivalent is forfeited).

        7.    Settlement and Withdrawal.

          (a)   Distributions with respect to (i) vested Common Stock Equivalents will be settled by the transfer of Common Stock to the Participant, or, in the discretion of the Board, solely in cash or in a combination of cash and Common Stock, with an aggregate amount of any cash and the Fair Market Value of any such Common Stock to equal the aggregate CSE Value of such Common Stock Equivalents on the date of such distribution; and (ii) cash deferrals from a Participant's Account will be settled by a cash payment to the Participant, or, in the discretion of the Board, solely in Common Stock or in a combination of Common Stock and cash, in an amount equal to the value of the Participant's Account as of the Valuation Date coincident with or immediately prior to the date of such distribution. Unless otherwise elected, as provided below, such distributions shall be made as soon as practicable after the Regular Distribution Date by the transfer of Common Stock or cash, as applicable, to the Participant. Notwithstanding anything to the contrary contained in the Plan, in no event will Common Stock be used to settle distributions unless the Common Stock is available for such use pursuant to the rules of any stock exchange on which the Common Stock is then traded.

          (b)   The Regular Distribution Date with respect to a Participant is the earlier of (1) the January 1 coincident with or next following the earlier of (i) the Non-Employee Director's ceasing to be a Non-Employee Director of the Company (or its successor in interest), and (ii) the Non-Employee Director's death, and (2) a Change of Control (the "Regular Distribution Date").

          (c)   A Non-Employee Director will be permitted, prior to the beginning of the applicable annual period, with respect to annual retainer fees, and prior to the applicable meeting, with respect to fees paid for Board or committee meetings attended, to elect to receive distributions at times other than the Regular Distribution Date. Each such election will apply to all Common Stock Equivalents and credits to a Participant's Account after the election is made, unless the Non-Employee Director specifically elects otherwise. Elections to defer distributions to a time or times after the Regular Distribution Date will be permitted only to the extent the election is accepted by the Board.

          (d)   After a Common Stock Equivalent is awarded or cash fees are deferred to a Participant's Account, the Non-Employee Director will have a one-time right to make a new distribution election with respect thereto. The new election must be made at least six months prior to the time at which the amounts would otherwise be eligible for distribution and in the prior calendar year. Each such new election will apply to all vested Common Stock Equivalents and credits to the deferral Account (other than distributions that do not satisfy the timing requirements of the foregoing sentence), unless the Non-Employee Director specifically elects otherwise. The time at which distributions commence must be at least six months after such an election is made and in a calendar year following the date of the election. Elections to defer distributions to a time or times after the Regular Distribution Date will be permitted only to the extent the election is accepted by the Board.

          (e)   All distributions in respect of Common Stock Equivalents and Participant Accounts will be made no later than 45 days after the amounts become eligible for settlement as provided in this Section 7; provided, however, that, in lieu of providing a single delivery of Common Stock or a single sum of cash, a Non-Employee Director may elect to have the aggregate amounts paid in substantially equal annual installments over a period not to exceed 10 years. (The amount of each installment shall be determined without regard to the possibility of earnings and losses subsequent to such installment.) Any such election must be made within the time frame for making distribution elections as described in Section 7(c) or (d), as applicable.

          (f)    Notwithstanding the foregoing provisions of this Section 7, a Participant may receive any amounts deferred by the Participant in the event of an "Unforeseeable Emergency." For these purposes, an "Unforeseeable Emergency," as determined by the Board in its sole discretion, is a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or "dependent," as defined in Section 152(a) of the Code, of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances that will constitute an Unforeseeable Emergency will depend upon the facts of each case, but, in any case, payment may not be made to the extent that such hardship is or may be relieved:

            (i)    through reimbursement or compensation by insurance or otherwise,

            (ii)   by liquidation of the Participant's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or

            (iii)  by future cessation of the making of additional deferrals.

  Without limitation, the need to send a Participant's child to college or the desire to purchase a home shall not constitute an Unforeseeable Emergency. Distributions of amounts because of an Unforeseeable Emergency shall be permitted to the extent reasonably needed to satisfy the emergency need.

          (g)   Notwithstanding the foregoing provisions of this Section 7, in the event of a Change of Control, the Regular Distribution Date shall be the date of such Change of Control and all amounts due with respect to Common Stock Equivalents and Accounts to a Participant hereunder shall be paid as soon as practicable (but in no event more than 30 days) after such Change of Control, unless the Board permits such Participant to elect otherwise and the Participant so elects in accordance with procedures established by the Board.

        8.    Tax Withholding.

        Each Non-Employee Director is generally responsible for his or her own tax obligations as a result of the operation of the Plan. However, in the event the Company is required to withhold any taxes in connection with credits of Common Stock Equivalents (including any related dividend equivalent rights) or deferred cash fees or related payments hereunder, the Company may in its sole discretion determine the method and amount of withholding, including, if payment with respect to the Common Stock Equivalents is made in Common Stock, (i) requiring the Participant to pay to the Company, at the time such payment is made to such Participant, the amount that the Board deems necessary to satisfy the Company's obligation to withhold federal, state or local income or other taxes incurred by reason of such payment or (ii) withholding Shares from the Shares otherwise to be received by the Participant in order to satisfy the liability for such withholding taxes. In the event that the Board chooses the method described in clause (ii) above, the number of Shares so withheld shall have an aggregate Fair Market Value on the applicable Valuation Date sufficient to satisfy the applicable withholding taxes. Notwithstanding anything contained in the Plan to the contrary, the Participant's satisfaction of any tax-withholding requirements imposed by the Board shall be a condition precedent to the Company's obligation as may otherwise be provided hereunder to make any payments or other distributions with respect to Common Stock Equivalents and deferred cash fees, and the failure of the Participant to satisfy such requirements with respect to the payment in respect of any Common Stock Equivalent or deferred cash fee shall cause the applicable Common Stock Equivalent or deferred cash fee and any rights relating thereto and to be forfeited.

        9.    Administration of Plan.

          (a)   The Plan shall be administered by the Board. The Board shall have authority to (i) determine the number of Common Stock Equivalents to be credited to each Participant; (ii) determine the amount of cash fees to be paid to each Participant; and (iii) determine or impose conditions on such Common Stock Equivalents and deferred cash fees under the Plan as it may deem appropriate. The Participant shall take whatever additional actions and execute whatever additional documents the Board may in its reasonable judgment deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on the Participant pursuant to the express provisions of the Plan. Notwithstanding the foregoing, the Board may delegate any or all of its powers under the Plan to a committee of the Board, and to the extent of such delegation, such committee shall have the powers and authority otherwise applicable with respect to the Board hereunder.

        10.    Regulations and Approvals.

          (a)   The Board may make such changes to the Plan as may be necessary or appropriate to comply with the rules and regulations of any government authority or to obtain tax benefits applicable to deferred equity units.

          (b)   Each credit of Common Stock Equivalents (or issuance of Shares in respect thereof) is subject to the requirement that, if at any time the Board determines, in its discretion, that the listing, registration or qualification of Shares issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body or of the stockholders of the Company is necessary or desirable as a condition of, or in connection with, the issuance of Common Stock Equivalents or Shares, no payment shall be made, or Common Stock Equivalents or Shares issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions in a manner acceptable to the Board.

          (c)   In the event that the disposition of stock acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act, and is not otherwise exempt from such registration, such Shares shall be restricted against transfer to the extent required under the Securities Act, and the Board may require any individual receiving Shares pursuant to the Plan, as a condition precedent to receipt of such Shares, to represent to the Company in writing that such Shares will be disposed of only if registered for sale under the Securities Act or if there is an available exemption for such disposition, and may provide for a legending of such Shares to that effect.

        11.    Interpretation and Amendments.

        (a)   The Board may make such rules and regulations and establish such procedures for the administration of the Plan as it deems appropriate. Without limiting the generality of the foregoing, the Board may (i) determine the extent, if any, to which cash fees or equity awards shall be forfeited (whether or not such forfeiture is expressly contemplated hereunder); (ii) interpret the Plan, elections made under the Plan, and the Common Stock Equivalents hereunder, with such interpretations to be conclusive and binding on all persons and otherwise accorded the maximum deference permitted by law; and (iii) take any other actions and make any other determinations or decisions that it deems necessary or appropriate in connection with the Plan or the administration or interpretation thereof. Unless otherwise expressly provided hereunder, the Board, with respect to any Participant's Account, may exercise its discretion hereunder at the time of such credit or thereafter. In the event of any dispute or disagreement as to the interpretation of the Plan or of any rule, regulation or procedure, or as to any question, right or obligation arising from or related to the Plan, the decision of the Board shall be final and binding upon all persons.

        (b)   The Board may amend the Plan as it shall deem advisable, except that no amendment may adversely affect a Participant with respect to deferred cash fees or equity awards previously credited unless such amendments are required in order to comply with applicable laws; provided that the Board may not make any amendment to the Plan that would, if such amendment were not approved by the holders of the Common Stock, cause the Plan to fail to comply with any requirement of applicable law or regulation, unless and until the approval of the holders of such Common Stock is obtained.

        12.    Assignment and Alienation; No Funding; Etc.

        (a)   Rights or benefits with respect to cash fees or equity awards credited to a Participant's Account under the Plan (including any related dividend equivalent rights) shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, prior to actually being received by the person entitled to the benefit under the terms of the Plan; and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, attach, charge or otherwise dispose of any right or benefits payable hereunder shall be void.

        (b)   A Participant may designate in writing, on forms to be prescribed by the Board, a beneficiary or beneficiaries to receive any payments payable after his or her death and may amend or revoke such designation at any time. If no beneficiary designation is in effect at the time of a Participant's death, payments hereunder shall be made to the Participant's estate. If a Participant dies: (i) with a vested Common Stock Equivalent, such Common Stock Equivalent shall be settled and Shares or the CSE Value, as applicable, with respect to such Common Stock Equivalents paid; (ii) any payments deferred pursuant to an election under Section 4 shall be accelerated and paid; or (iii) any other amounts in the Participant's Account then payable to the Participant shall be paid, as soon as practicable (but no later than 90 days) after the date of death to such Participant's beneficiary or estate, as applicable.

        (c)   Common Stock Equivalents and the Accounts are solely a device for the measurement and determination of the amounts to be paid to a Participant under the Plan. Each Participant's right in the Common Stock Equivalents (including any related dividend equivalent rights) and the Accounts is limited to the right to receive payment, if any, as may herein be provided. The Common Stock Equivalents do not constitute Common Stock and any other credits to a Participant's Account hereunder shall not be treated as (or as giving rise to) property or as a trust fund of any kind; provided, however, that the Company may establish a mere bookkeeping reserve to meet its obligations hereunder or a trust or other funding vehicle that would not cause the Plan to be deemed to be funded for tax purposes. The right of any Participant to receive payments by virtue of participation in the Plan shall be no greater than the right of any unsecured general creditor of the Company. Nothing contained in the Plan, and no action taken pursuant to the provisions of the Plan (including without limitation Section 4.2(d)), shall create or shall be construed to create a trust of any kind, or a fiduciary relationship between the Company or its officers or the Board, on the one hand, and the Participant, the Company or any other person or entity, on the other. Nothing contained in the Plan shall be construed to give any Participant any rights with respect to Shares or any ownership interest in the Company. Without limiting Section 6, no provision of the Plan shall be interpreted to confer upon any Participant any voting, dividend or derivative or other similar rights with respect to any Common Stock Equivalent.

        (d)   Common Stock distributed hereunder, if any, may, without limitation, be treasury Shares or authorized but unissued Shares.

        13.    Changes in Capital Structure.

        (a)   If (i) the Company or its Subsidiaries shall at any time be involved in a merger, consolidation, dissolution, liquidation, reorganization, exchange of shares, sale of all or substantially all of the assets or stock of the Company or its Subsidiaries or a transaction similar thereto, (ii) any stock dividend, stock split, reverse stock split, stock combination, reclassification, recapitalization or other similar change in the capital structure of the Company or its Subsidiaries, or any distribution to holders of Common Stock other than cash dividends, shall occur or (iii) any other event shall occur which in the judgment of the Board necessitates action by way of adjusting the terms of the outstanding Common Stock Equivalents, then the Board may take any such action as in its judgment shall be necessary to preserve the Participants' rights in their respective Common Stock Equivalents substantially proportionate to the rights existing in such Common Stock Equivalents prior to such event, including, without limitation, adjustments in the number of Common Stock Equivalents credited, CSE Value, dividend equivalent rights, and the number and kind of shares to be distributed in respect of Common Stock Equivalents (as applicable).

        (b)   The judgment of the Board with respect to any matter referred to in this Section 13 shall be conclusive and binding upon each Participant without the need for any amendment to the Plan.

        14.    Notices.

        All notices under the Plan shall be in writing, and if to the Company, shall be delivered to the Board or mailed to its principal office, addressed to the attention of the Board; and if to the Participant, shall be delivered personally or mailed to the Participant at the address appearing in the records of the Company. Such addresses may be changed at any time by written notice to the other party given in accordance with this Section 14.

        15.    No Rights to Service.

        Nothing in the Plan, in amounts credited to a Participant's Account, or in Common Stock Equivalents credited pursuant to the Plan shall confer on any individual any right to continue in the service of the Company or its Subsidiaries or interfere in any way with the right of the Company or its Subsidiaries and its stockholders to terminate the individual's service at any time.

        16.    Exculpation and Indemnification.

        The Company shall indemnify and hold harmless the members of the Board and the members of the Committee from and against any and all liabilities, costs and expenses incurred by such persons as a result of any act or omission to act in connection with the performance of such person's duties, responsibilities and obligations under the Plan, to the maximum extent permitted by law, other than such liabilities, costs and expenses as may result from the gross negligence, bad faith, breach of the Company's Code of Ethics, willful misconduct or criminal acts of such persons.

        17.    Captions.

        The use of captions in this Plan is for convenience. The captions are not intended to provide substantive rights.

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iSTAR FINANCIAL INC. 1114 Avenue of the Americas 27th Floor New York, New York 10036 PROXY STATEMENT Annual Meeting Of Shareholders To Be Held May 25, 2004
PROPOSAL 1: ELECTION OF DIRECTORS
PROPOSAL 2: APPROVAL OF AUTHORIZATION TO ISSUE COMMON STOCK EQUIVALENTS TO OUR NON-EMPLOYEE DIRECTORS AS PART OF THEIR DIRECTORS' COMPENSATION UNDER A NON-EMPLOYEE DIRECTORS' DEFERRAL PLAN
PROPOSAL 3: APPROVAL AND ADOPTION OF AN EXTENSION OF THE iSTAR FINANCIAL INC. HIGH PERFORMANCE UNIT PROGRAM
PROPOSAL 4: RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
OTHER INFORMATION
REPORT OF THE AUDIT COMMITTEE
CORPORATE GOVERNANCE MATTERS
EXECUTIVE COMPENSATION
Total Shareholder Returns November 5, 1999 to December 31, 2003
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
ANNEX A iSTAR FINANCIAL INC. NON-EMPLOYEE DIRECTORS' DEFERRAL PLAN
TABLE OF CONTENTS
iSTAR FINANCIAL INC. NON-EMPLOYEE DIRECTORS' DEFERRAL PLAN